Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding American Depositary Shares and All Outstanding Ordinary Shares
of
Elster Group SE
at
$20.50 Per American Depositary Share or
$82.00 Per Ordinary Share
by
Mintford AG
an indirect wholly owned subsidiary of
Melrose PLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 8, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined herein) is being made pursuant to the Investment Agreement, dated as of June 29, 2012 (as it may be amended or supplemented from time to time in accordance with its terms, the "Investment Agreement"), by and among Melrose PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064 ("Melrose"), Mintford AG, a stock corporation established under German law, registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 65980 and an indirect wholly owned subsidiary of Melrose ("Bidder"), and Elster Group SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Essen, Germany, under HRB 22030 ("Elster"). Bidder is offering to acquire (i) all outstanding American Depositary Shares (collectively the "ADSs" and each an "ADS") of Elster, each representing one-fourth of one ordinary share of Elster, nominal value €1 per share (collectively the "Ordinary Shares" and each an "Ordinary Share"), for $20.50 per ADS, net to the seller in cash (the "ADS Offer Price") and (ii) all outstanding Ordinary Shares (which are not otherwise represented by ADSs) for $82.00 per Ordinary Share, net to seller in cash (the "Ordinary Share Offer Price", and together with the ADS Offer Price, the "Offer Price"), in each case without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and the Letter of Transmittal to Tender American Depositary Shares (the "ADS Letter of Transmittal") and the Letter of Transmittal to Tender Ordinary Shares (the "Ordinary Share Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." The ADSs and the Ordinary Shares are collectively referred to in this Offer to Purchase as the "Shares." As of the date of this Offer to Purchase, other than the Ordinary Shares held by Elster's principal shareholder Rembrandt Holdings S.A. ("Rembrandt"), there are no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that are not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the deposit agreement among Elster, Deutsche Bank Trust Company Americas and the holders and beneficial owners of ADSs (the "Deposit Agreement").

        The administrative board of Elster has (i) determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

        The Offer is subject to various conditions, including (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 75% of the total share capital of Elster as of the expiration time of the Offer, (ii) Melrose's shareholders approving Melrose's acquisition of Elster for purposes of the United Kingdom stock exchange listing rules at a Melrose shareholder meeting called for such purpose, (iii) Melrose's shareholders approving the creation and authorization of the issuance of ordinary shares of Melrose for purposes of Melrose's rights issue of its ordinary shares to its shareholders at a Melrose shareholder meeting called for such purpose, and the admission of such ordinary shares to trading, nil paid, on the London Stock Exchange, (iv) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Condition"), (v) the receipt of any approval required by and/or expiration of each mandatory waiting period under the antitrust or similar laws of the European Commission ("EU Approval Condition"), Russia and the Ukraine; and (vi) other customary closing conditions. The Offer is not subject to a financing condition. See "Section 15—Conditions to the Offer."

        Elster's principal shareholder Rembrandt, which is 100% owned by funds advised by subsidiaries and affiliates of CVC Capital Partners and currently owns in the aggregate 17,412,069 Ordinary Shares, and its wholly owned subsidiary Nachtwache Reserve GmbH ("Nachtwache"), which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012), have entered into a tender agreement pursuant to which Rembrandt and Nachtwache have, among other things and subject to certain limitations and exceptions, agreed to tender all Shares owned by them into the Offer. In addition, two members of the administrative board of Elster and a managing director of Elster, who collectively currently own in the aggregate 2,275,484 ADSs (representing approximately 2.02% of the total share capital of Elster as of June 29, 2012), also have entered into tender agreements, pursuant to which such shareholders have, among other things and subject to certain limitations and exceptions, including the ability to withdraw tendered ADSs if there is a superior offer, agreed to tender all Shares owned by them into the Offer. Collectively shareholders representing approximately 64.19% of the total share capital of Elster as of June 29, 2012 have agreed to tender their Shares into the Offer.

        A summary of the principal terms of the Offer appears on pages 1 through 11. You should read this entire Offer to Purchase, the ADS Letter of Transmittal and the Ordinary Share Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

July 9, 2012

IMPORTANT

  HOW TO TENDER AMERICAN DEPOSITARY SHARES

        If you desire to tender all or a portion of your ADSs in the Offer, this is what you must do:

  •
  If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you.

  •
  If you hold American Depositary Receipts ("ADRs") evidencing ADSs registered in your own name, you must complete and sign the enclosed ADS Letter of Transmittal according to its instructions and deliver the ADS Letter of Transmittal, together with any required signature guarantees, the ADRs evidencing your ADSs and any other documents required by the ADS Letter of Transmittal, to American Stock Transfer & Trust Company, LLC (the "Tender Agent") before the expiration of the Offer.

  •
  If you hold ADSs registered in your name in the Direct Registration System (the "DRS") of Deutsche Bank Trust Company Americas, the depositary for the ADSs (the "Depositary"), you must contact the Depositary and have the Depositary tender your ADSs and confirm to the Tender Agent that the ADSs have been transferred to the Tender Agent on its registry. In addition, you must submit the enclosed ADS Letter of Transmittal as set forth above.

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the Tender Agent before the Offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Tender Agent before the Offer expires, you may still tender your ADSs if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

        See "Section 3—Procedures for Tendering Shares" and the ADS Letter of Transmittal for more information about the procedures for tendering your ADSs.

  HOW TO TENDER ORDINARY SHARES

        As of the date of this Offer to Purchase, other than the Ordinary Shares held by Rembrandt, there are no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that are not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the Deposit Agreement. Should you come to own Ordinary Shares during the pendency of the Offer and if you desire to tender all or a portion of your Ordinary Shares in the Offer, this is what you must do:

  •
  If you hold your Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Ordinary Shares for you.

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  If you hold share certificates ("Certificates") evidencing Ordinary Shares registered in your own name, you must complete and sign the enclosed Ordinary Share Letter of Transmittal according to its instructions and deliver the Ordinary Share Letter of Transmittal, together with any required signature guarantees, Certificates evidencing your Ordinary Shares, if applicable, and any other documents required by the Ordinary Share Letter of Transmittal, to the Tender Agent before the expiration of the Offer.

  •
  If you are an institution participating in Book-Entry Transfer Facility, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your Ordinary Shares but the Certificates evidencing your Ordinary Shares are not immediately available or cannot be delivered to the Tender Agent before the Offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Tender Agent before the Offer expires, you may still tender your Ordinary Shares if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

        See "Section 3—Procedures for Tendering Shares" and the Ordinary Share Letter of Transmittal for more information about the procedures for tendering your Ordinary Shares.

        * * *

        Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal, Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

        THIS OFFER TO PURCHASE, THE ADS LETTER OF TRANSMITTAL AND THE ORDINARY SHARE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

SUMMARY TERM SHEET

Securities Sought:	All of the outstanding (i) American Depositary Shares (collectively the "ADSs" and each an "ADS") of Elster Group SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Essen, Germany, under HRB 22030 ("Elster"), each representing one-fourth of one ordinary share of Elster, nominal value €1 per share (collectively the "Ordinary Shares" and each an "Ordinary Share") and (ii) Ordinary Shares. The ADSs and the Ordinary Shares are collectively referred to in this Offer to Purchase (this "Offer to Purchase") as the "Shares."

As of the date of this Offer to Purchase, other than the Ordinary Shares held by Elster's principal shareholder Rembrandt Holdings S.A. ("Rembrandt"), which is 100% owned by funds ("CVC Funds") advised by subsidiaries and affiliates of CVC Capital Partners ("CVC"), there are no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that are not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the deposit agreement among Elster, Deutsche Bank Trust Company Americas and the holders and beneficial owners of ADSs (the "Deposit Agreement").

Price Offered Per ADS:	$20.50 per ADS, net to seller in cash (the "ADS Offer Price"), without interest and less any applicable withholding taxes.
Price Offered Per Ordinary Share:

$82.00 per Ordinary Share, net to seller in cash (the "Ordinary Share Offer Price", and together with the ADS Offer Price, the "Offer Price"), without interest and less any applicable withholding taxes.

Scheduled Expiration Time:

12:00 midnight, New York City time, on August 8, 2012, unless the Offer (as defined below) is extended or earlier terminated in accordance with the terms of the Investment Agreement (as defined below).

Purchaser:

Mintford AG, a stock corporation established under German law and registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 65980 ("Bidder"), an indirect wholly owned subsidiary of Melrose PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064 ("Melrose").

Elster Administrative Board Recommendation:

The administrative board of Elster (the "Elster Administrative Board") has (i)  determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

Tender Agreements from Certain Principal ADS Holders:

Elster's principal shareholder Rembrandt, which currently owns in the aggregate 17,412,069 Ordinary Shares, and its wholly owned subsidiary Nachtwache Reserve GmbH ("Nachtwache"), which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012), have entered into a tender agreement pursuant to which Rembrandt and Nachtwache have, among other things and subject to certain limitations and exceptions, agreed to tender all Shares owned by them into the Offer.

In addition, two members of the Elster Administrative Board and a managing director of Elster, who collectively currently own in the aggregate 2,275,484 ADSs (representing approximately 2.02% of the total share capital of Elster as of June 29, 2012), also have entered into tender agreements, pursuant to which such shareholders have, among other things and subject to certain limitations and exceptions, including the ability to withdraw tendered ADSs if there is a superior offer, agreed to tender all Shares owned by them into the Offer.

Collectively shareholders representing approximately 64.19% of the total share capital of Elster as of June 29, 2012 have agreed to tender their Shares into the Offer.

        The following are some questions that you, as a shareholder of Elster, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal to Tender American Depositary Shares (the "ADS Letter of Transmittal") and the Letter of Transmittal to Tender Ordinary Shares (the "Ordinary Share Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. The information concerning Elster contained herein and elsewhere in this Offer to Purchase has been provided to us by Elster or has been taken from or is based upon publicly available documents or records of Elster on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. We have not independently verified the accuracy and completeness of such information. We have no knowledge that would indicate that any statements contained herein relating to Elster provided to us or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Unless otherwise indicated in this Offer to Purchase or if the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Bidder and, where appropriate, Melrose. Unless otherwise indicated in this Offer to Purchase or if the context otherwise requires, all references in this Offer to Purchase to "shareholders" refer to holders of ADSs and/or Shares.

Who is offering to buy my Shares?

        Bidder is offering to acquire all of the outstanding Shares. Bidder, an indirect wholly owned subsidiary of Melrose, was recently formed as a stock corporation under German law and registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 65980. To date, Bidder has not carried on any activities other than those related to its formation, the Investment Agreement (as defined below) and the Offer.

        Melrose is a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064. See the "Introduction" and "Section 9—Certain Information Concerning Melrose and Bidder."

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase, the ADS Letter of Transmittal and the Ordinary Share Letter of Transmittal. See the "Introduction" and "Section 1—Terms of the Offer."

Why are you making the Offer?

        The objective of the Offer, which we are making pursuant to the Investment Agreement, dated as of June 29, 2012, by and among Melrose, Bidder and Elster (as it may be amended or supplemented from time to time in accordance with its terms, the "Investment Agreement"), is to acquire the entire equity interest in Elster, while allowing Elster's shareholders, by tendering their ADSs or Ordinary Shares into the Offer, an opportunity to receive the Offer Price promptly following our acceptance of such ADSs or Ordinary Shares pursuant to the Offer. "See Section 12—Purpose of the Offer; Plans for Elster."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $20.50 per ADS and $82.00 per Ordinary Share, net to the seller in cash, without interest, less any applicable withholding taxes.

        If you are the record holder of your ADSs or Ordinary Shares (i.e., in the case of ADSs, either an American Depositary Receipt ("ADR") with respect to your ADSs has been issued to you or ADSs have been registered in your name in the Direct Registration System ("DRS") of Deutsche Bank Trust Company Americas, the depositary for the ADSs under the Deposit Agreement (the "Depositary"), or in the case of Ordinary Shares, a share certificate ("Certificate") with respect to your Ordinary Shares has been issued to you), and you tender your ADSs or Ordinary Shares directly to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you hold your ADSs or Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your ADSs or Ordinary Shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction," "Section 1—Terms of the Offer" and "Section 2—Acceptance for Payment and Payment."

What does the Elster Administrative Board recommend?

        The Elster Administrative Board has (i) determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

        A more complete description of the recommendation of the Elster Administrative Board is set forth in Elster's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being filed with the SEC and, together with this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and other related materials, mailed to Elster's shareholders in connection with the Offer. See "Introduction" and "Section 12—Purpose of the Offer; Plans for Elster."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things: (i) the Minimum Condition, (ii) the Regulatory Conditions, (iii) the Melrose Shareholder Approval Condition and (iv) the Rights Issue Listing Condition (in each case, as defined in "Section 15—Conditions to the Offer"). The Offer is also subject to other customary conditions. Bidder has the right to waive specified conditions in its sole discretion, including the Minimum Condition. See "Section 15—Conditions to the Offer."

Have any Elster shareholders agreed to tender their Shares?

        Yes. Elster's principal shareholder, Rembrandt, which currently owns in the aggregate 17,412,069 Ordinary Shares, and its wholly owned subsidiary Nachtwache, which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012), have entered into a tender agreement, effective June 29, 2012, with Melrose, pursuant to which Rembrandt and Nachtwache have, among other things and subject to certain limitations and exceptions, agreed to tender all Shares owned by them into the Offer. In addition, two members of the Elster Administrative Board and a managing director of Elster, who collectively currently own in the aggregate 2,275,484 ADSs (representing in the aggregate approximately 2.02% of the total share capital of Elster as of June 29, 2012), also have entered into tender agreements, dated June 29, 2012, with Melrose, pursuant to which such shareholders have, among other things and subject to certain limitations and exceptions, including the ability to withdraw tendered ADSs if there is a superior offer, agreed to tender all Shares owned by them into the Offer. Collectively shareholders representing approximately 64.19% of the total share capital of Elster as of June 29, 2012 have agreed to tender their Shares into the Offer. See "Section 13—The Transaction Documents—Other Agreements—Tender Agreements."

Do you have the financial resources to pay for all Shares?

        Yes. Consummation of the Offer is not subject to any financing condition. If all the holders of Shares elect to participate in the Offer with respect to all their Shares, the total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer will be approximately $2.3 billion, plus related fees and expenses. We expect to fund such cash requirements from a mixture of new equity and new debt, as follows: approximately $1.8 billion from the proceeds of Melrose's fully underwritten Rights Issue (as defined herein) and approximately $0.5 billion from the proceeds of loans under a New Facilities Agreement (as defined herein) entered into by Melrose on June 29, 2012. As a result of the fully underwritten Rights Issue and the New Facilities Agreement, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the Offer. Melrose will contribute or otherwise advance funds to Bidder to the extent necessary for Bidder to have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer. See "Section 10—Source and Amount of Funds"

Is your financial condition material to my decision to tender into the Offer?

        No. We do not think that our financial condition is material to your decision whether to tender your Shares and accept the Offer because:

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  The Offer is being made for all outstanding Shares solely for cash;

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  Bidder was recently formed and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer;

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  We have entered into a New Facilities Agreement and our Rights Issue is fully underwritten (as described in "Section 10—Source and Amount of Funds"). Accordingly, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the Offer; and

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  The consummation of the Offer is not subject to any financing condition.

See "Section 10—Source and Amount of Funds."

What percentage of Shares do you or your affiliates currently own?

        None of Melrose, Bidder and their respective affiliates currently owns any Shares.

How long do I have to decide whether to tender into the Offer?

        You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, on August 8, 2012 (the "Expiration Time," unless we extend the Offer pursuant to and in accordance with the terms of the Offer, in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our tender agent for the Offer (the "Tender Agent"), within three New York Stock Exchange ("NYSE") trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See "Section 1—Terms of the Offer", "Section 2—Acceptance for Payment and Payment" and "Section 3—Procedures for Tendering Shares."

Do financial institutions and clearing systems through which I hold my Shares have an earlier deadline?

        For Shares held through a financial institution, such as a broker, dealer, commercial bank, trust company or other nominee, there is likely to be a deadline prior to the Expiration Time by which these institutions must be instructed to take the steps necessary to tender your Shares into the Offer. You should contact the financial institution holding your Shares regarding such earlier notification requirement. The Depository Trust Company (the "Book-Entry Transfer Facility") has advised us that it will not transfer tendered Shares into the Tender Agent's account after 5:00 p.m., New York City time, on August 8, 2012, unless the Offer is extended. Therefore, tenders of Shares to be effected by book-entry transfer of Shares must be made before that time. See "Section 3—Procedures for Tendering Shares."

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. If at the initial Expiration Time or at any then-scheduled Expiration Time, any of the conditions of the Offer have not been satisfied or, to the extent permitted, waived, we are required pursuant to the Investment Agreement to extend the Offer for successive periods of not more than 20 business days each (each extension to be 5 business days or a multiple of 5 business days) in order to seek to permit the satisfaction of such condition or conditions or, to the extent permitted, waiver of such condition or conditions. We are also required to extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC thereunder, the interpretation or position of the SEC or the staff thereof or the rules and regulations of the NYSE applicable to the Offer. We are not, however, required to extend the Offer if the Investment Agreement is terminated, including if the Investment Agreement is terminated by either Elster or Melrose because the Acceptance Time has not occurred on or prior to October 25, 2012 (see "Section 13—The Transaction Documents—The Investment Agreement—Term and Termination"). If the Offer is extended, such extension will extend the time that you will have to tender your Shares into the Offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

        If we extend the Offer, we will inform the Tender Agent of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

Will there be a subsequent offering period?

        If, following the time (the "Acceptance Time") at which we accept for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Time, we do not beneficially own all of the then-outstanding share capital of Elster, we may elect to provide a subsequent offering period, of not less than three business days, during which time shareholders whose Shares have not been tendered during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price. See "Section 1—Terms of the Offer", "Section 2—Acceptance for Payment and Payment" and "Section 4—Withdrawal Rights."

        If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Time.

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until the Expiration Time (as so extended), and you will be able to withdraw your Shares until the Expiration Time (as so extended). A subsequent offering period, if one is provided, would occur after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Time. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See "Section 1—Terms of the Offer", "Section 2—Acceptance for Payment and Payment" and "Section 4—Withdrawal Rights."

How do I tender my ADSs into the Offer?

        If you desire to tender in the Offer all or any portion of the ADSs you hold, this is what you must do before the Expiration Time:

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  If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your ADSs for you.

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  If you hold ADRs evidencing ADSs registered in your own name, you must complete and sign the enclosed ADS Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs and any other documents required by the ADS Letter of Transmittal, to the Tender Agent.

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  If you hold ADSs registered in your name in the DRS registry, you must contact the Depositary and have the Depositary tender your ADSs and confirm to the Tender Agent that the ADSs have been transferred to the Tender Agent on its registry. In addition, you must submit the enclosed ADS Letter of Transmittal as set forth above.

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  If you are an institution participating in Book-Entry Transfer Facility, you must tender your ADSs according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the Tender Agent before the Expiration Time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Tender Agent before the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Tender Agent by using the enclosed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). For the tender to be valid, however, the Tender Agent must receive the missing items within three NYSE trading days from the date of the Notice of Guaranteed Delivery. See "Section 3—Procedures for Tendering Shares."

How do I tender my Ordinary Shares into the Offer?

        As of the date of this Offer to Purchase, other than the Ordinary Shares held by Rembrandt, there are no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that are not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the Deposit Agreement. Should you come to own Ordinary Shares during the pendency of the Offer and if you desire to tender in the Offer all or any portion of the Ordinary Shares you hold, this is what you must do before the Expiration Time:

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  If you hold your Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you.

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  If you hold Certificates evidencing Ordinary Shares registered in your own name, you must complete and sign the enclosed Ordinary Share Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the Certificates evidencing your Ordinary Shares, if any, and any other documents required by the Ordinary Share Letter of Transmittal, to the Tender Agent.

  •
  If you are an institution participating in Book-Entry Transfer Facility, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your Ordinary Shares but the Certificates evidencing your Ordinary Shares are not immediately available or cannot be delivered to the Tender Agent before the Expiration Time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Tender Agent before the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Tender Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Tender Agent must receive the missing items within three NYSE trading days from the date of the Notice of Guaranteed Delivery. See "Section 3—Procedures for Tendering Shares."

Until what time may I withdraw previously tendered ADSs or Ordinary Shares?

        ADSs or Ordinary Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of ADSs and Ordinary Shares are irrevocable, except that they may also be withdrawn after September 7, 2012, unless such ADSs or Ordinary Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your ADSs or Ordinary Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your ADSs or Ordinary Shares (as applicable). See "Section 4—Withdrawal Rights."

        You may not withdraw ADSs or Ordinary Shares tendered during any subsequent offering period that we may elect to provide. See "Section 4—Withdrawal Rights."

How do I properly withdraw previously tendered ADSs?

        To properly withdraw ADSs registered in your name, either in the DRS registry or represented by an ADR, you must deliver, prior to the Expiration Time, a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the ADS Letter of Transmittal) to the Tender Agent while you have the right to withdraw the ADSs. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs. See "Section 4—Withdrawal Rights."

        You may not withdraw ADSs tendered during any subsequent offering period that we may elect to provide. See "Section 4—Withdrawal Rights."

How do I properly withdraw previously tendered Ordinary Shares?

        To properly withdraw Ordinary Shares registered in your name, you must deliver, prior to the Expiration Time, a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Ordinary Share Letter of Transmittal) to the Tender Agent while you have the right to withdraw the Ordinary Shares. In the case of Ordinary Shares tendered by book-entry transfer, tendered Ordinary Shares may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered Ordinary Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Ordinary Shares. See "Section 4—Withdrawal Rights."

        You may not withdraw Ordinary Shares tendered during any subsequent offering period that we may elect to provide. See "Section 4—Withdrawal Rights."

Upon the successful consummation of the Offer, will ADSs continue to be listed and traded on the NYSE and will ADSs and Ordinary Shares be registered under the Exchange Act?

        Following the consummation of the Offer, there may then be so few remaining ADS holders and publicly held ADSs that such ADSs will no longer be eligible to be listed and traded on the NYSE or any other securities exchange and there may not be a public trading market for such ADSs. In addition, if the Offer is consummated, we will have the ability to take all necessary steps to voluntarily delist the ADSs from the NYSE. Under existing German law, such application would require the approval of the Elster shareholders by a majority of the votes cast. If Elster voluntarily delists the ADSs from the NYSE, under existing German case law an offer to all of the then outstanding shareholders of Elster to acquire the Shares in exchange for "fair cash compensation" (as described in "Section 12—Purpose of the Offer; Plans for Elster") would be required. In such case, the amount of such "fair cash compensation" that would be paid to shareholders of Elster in connection with such delisting will be determined on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect a complete delisting is adopted, and may be higher, lower or the same as the Offer Price. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations" and "Section 12—Purpose of the Offer; Plans for Elster."

        In addition, if permitted under applicable law, we may seek to terminate the registration of the ADSs and the Ordinary Shares under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), in which event Elster may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations" and "Section 12—Purpose of the Offer; Plans for Elster."

        The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system.

Will this Offer be followed by a squeeze-out of minority shareholders if not all the Shares are tendered?

        If, following the consummation of the Offer or at a later date, we own 95% or more of the total share capital of Elster, we currently intend to bring about the adoption of a resolution by the general shareholders' meeting of Elster pursuant to Sections 327a et seq. of the German Stock Corporation Act requiring transfer of the Ordinary Shares held by the minority shareholders of Elster to us in exchange for "fair cash compensation." This procedure is referred to as a "Squeeze-out." The amount of the "fair cash compensation" that would be paid to minority shareholders in connection with a Squeeze-out will be determined by us and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect the Squeeze-out is adopted, and may be higher, lower or the same as the Offer Price. See "Section 12—Purpose of the Offer; Plans for Elster."

        In addition, if following the consummation of the Offer or at a later date, we own 90% or more of the total share capital of Elster, we may procure the entry into a merger agreement between Elster and Bidder followed by a squeeze-out resolution of Elster shareholders pursuant to Section 62 para. 5 of the German Transformation Act, to be adopted within a three month period after the entry into the merger agreement between Elster and Bidder. As a consequence of such squeeze-out resolution, the Ordinary Shares held by the minority shareholders will be transferred to us in exchange for "fair cash compensation." This procedure is referred to as a "Merger Squeeze-out". The amount of the "fair cash compensation" that would be paid to minority shareholders in connection with a Merger Squeeze-out will be determined by us and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect the Merger Squeeze-out is adopted, and may be higher, lower or the same as the Offer Price. See "Section 12—Purpose of the Offer; Plans for Elster."

Will you exercise control over Elster if the Offer is consummated?

        Following the consummation of the Offer, we expect to own more than 75% of the share capital of Elster, which is the voting power sufficient to require Elster to enter into a domination agreement with us pursuant to which Elster submits itself to the direction of Melrose and/or Bidder and Melrose and/or Bidder would be authorized to issue binding orders to the Elster Administrative Board and would thereby control the management of Elster's business affairs. If we do enter into a domination agreement, which we expect to do, we will be required under German law to make an offer to all of the then outstanding shareholders of Elster to acquire the Ordinary Shares in exchange for "fair cash compensation" and to pay minority shareholders who do not accept such offer a guaranteed dividend. The amount of the "fair cash compensation" and guaranteed dividend that would be paid to minority shareholders in connection with the entering into a domination agreement will be determined by us and Elster and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution with respect to the entering into of such an agreement by Elster is adopted. The amount of the "fair cash compensation" may be higher, lower or the same as the Offer Price. See "Section 12—Purpose of the Offer; Plans for Elster."

What is the market value of my ADSs as of a recent date, and the "premium" I am receiving?

        The ADS Offer Price of $20.50 per ADS represents a:

  •
  44.3% premium to the average price of ADSs for the six months ending on June 11, 2012, the last trading day before press speculation that Rembrandt was considering a sale of its Elster holding; and

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  48.6% premium to the closing price of ADSs reported on the NYSE on June 11, 2012, the last trading day before press speculation that Rembrandt was considering a sale of its Elster holding.

        On July 6, 2012, the last trading day before we commenced the Offer, the closing price of ADSs reported on the NYSE was $20.40 per ADS.

        ADS holders are urged to obtain current market quotations for ADSs before making a decision with respect to the Offer. See "Section 6—Price Range of ADSs."

        The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system.

If I tender my ADSs or Ordinary Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in "Section 15—Conditions to the Offer" are satisfied or (to the extent permitted) waived and we consummate the Offer and accept your ADSs or Ordinary Shares for payment, you will be entitled to promptly receive an amount equal to the number of ADSs or Ordinary Shares you tendered into the Offer multiplied by the ADS Offer Price or the Ordinary Share Offer Price (as applicable), net to you in cash, without interest, less any applicable withholding taxes. We will pay for the ADSs or Ordinary Shares you validly tendered and did not withdraw by depositing the aggregate purchase price for such ADSs or Ordinary Shares (as applicable) with the Tender Agent, and the Tender Agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. If you are a record holder of ADSs or Ordinary Shares, you will receive a check from the Tender Agent for the purchase price for ADSs or Ordinary Shares validly tendered and accepted by us. If you hold your ADSs or Ordinary Shares through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for validly tendered and accepted ADSs or Ordinary Shares through the Book-Entry Transfer Facility in your account with such financial institution. See "Section 2—Acceptance for Payment and Payment."

What will happen to my incentive-based awards in the Offer?

        Elster has implemented a Long Term Incentive Plan ("LTIP") for certain members of the Elster management. The Investment Agreement provides that the Elster Administrative Board and the compensation committee of the Elster Administrative Board have each, to the extent permissible under the LTIP and subject to the Acceptance Time occurring, irrevocably, among other things (i) resolved not to issue any ADSs held in treasury to satisfy any awards which would vest under the LTIP as a result of the announcement or the completion of the Offer but to settle any such LTIP awards only in cash; (ii) determined that the earnings per share condition for LTIP awards made on September 30, 2010 has been partially met and that accordingly 25.89% of this half of the 2010 awards shall vest but that the remaining 74.11% of this element of the 2010 awards will lapse in full upon completion of the Offer; (iii) determined that the earnings per share condition for the 2011 LTIP awards and the total shareholder return performance condition for the 2010 and 2011 LTIP awards are deemed to have been satisfied in full such that a cash amount, amounting in aggregate to approximately $5 million, shall be payable, as set out in an agreed form LTIP table; and (iv) confirmed that the ADSs held in treasury will not be issued for any other purpose prior to completion of the Offer. See "Section 13—The Transaction Documents—The Investment Agreement—LTIP."

What are the federal income tax consequences of tendering my ADSs or Ordinary Shares in the Offer?

        If you are a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations"), your receipt of cash in exchange for your ADSs or Ordinary Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. If you are not a U.S. Holder, you should consult your tax advisor as to your specific tax consequences to you of the exchange of ADSs or Ordinary Shares for cash pursuant to the Offer. U.S. Holders of ADSs and Ordinary Shares should read carefully "Section 5—Material U.S. Federal Income Tax Considerations." We urge you to consult with your own tax advisor as to the particular tax consequences of tendering your ADSs or Ordinary Shares into to the Offer.

Whom can I talk to if I have questions about the Offer?

        You can call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free at 1-800-269-6427. See the back cover of this Offer to Purchase for additional contact information.

To All Holders of American Depositary Shares and Ordinary Shares of Elster Group SE:

 INTRODUCTION

        The Offer is being made pursuant to the Investment Agreement by and among Melrose, Bidder and Elster. Bidder is offering to purchase all of the issued and outstanding ADSs at the ADS Offer Price and Ordinary Shares at the Ordinary Share Offer Price, in each case without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. As of the date of this Offer to Purchase, other than the Ordinary Shares held by Rembrandt, there are no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that are not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the Deposit Agreement.

        The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or has been terminated in accordance with the terms of the Investment Agreement. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        If you are a record owner of ADSs or Ordinary Shares and you tender such securities directly to the Tender Agent in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal, stock transfer taxes on the sale of ADSs or Ordinary Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is attached to the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal (or other applicable form) or otherwise establish an exemption, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See "Section 3—Procedure for Tendering Shares—U.S. Federal Income Backup Withholding." Holders of ADSs or Ordinary Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Tender Agent and the Information Agent incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        Following the consummation of the Offer, we expect to own more than 75% of the total share capital of Elster, which is the voting power sufficient to require Elster to enter into a domination agreement with us pursuant to which Elster submits itself to the direction of Melrose and/or Bidder and Melrose and/or Bidder would be authorized to issue binding orders to the Elster Administrative Board and would thereby control the management of Elster's business affairs. If we do enter into a domination agreement, which we expect to do, we will be required under German law to make an offer to all of the then outstanding shareholders of Elster to acquire their Ordinary Shares in exchange for "fair cash compensation" and to pay minority shareholders who do not accept such offer a guaranteed dividend. The amount of the "fair cash compensation" and guaranteed dividend that would be payable to minority shareholders in connection with entering into a domination agreement will be determined by us and Elster and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution with respect to the entering into of such an agreement by Elster is adopted. The amount of the "fair cash compensation" may be higher, lower or the same as the Offer Price. For more information about our potential exercise of control over Elster, see "Section 12—Purpose of the Offer; Plans for Elster."

        If, following the consummation of the Offer or at a later date, we own 95% or more of the total share capital of Elster, we currently intend to seek to effect a Squeeze-Out, whereby Elster shareholders would be required to transfer to us the Ordinary Shares not owned by us in exchange for "fair cash compensation" pursuant to the German Stock Corporation Act. The amount of the "fair cash compensation" that would be paid to minority shareholders in connection with a Squeeze-out will be determined by us and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect the Squeeze-out is adopted, and may be higher, lower or the same as the Offer Price.

        In addition, if following the consummation of the Offer or at a later date, we own 90% or more of the total share capital of Elster, we may procure the entry into a merger agreement between Elster and Bidder followed by a Merger Squeeze-out resolution of Elster shareholders pursuant to Section 62 para. 5 of the German Transformation Act, to be adopted within a three month period after the entry into the merger agreement between Elster and Bidder. As a consequence of such Merger Squeeze-out resolution, the Ordinary Shares held by the minority shareholders will be transferred to us in exchange for "fair cash compensation." The amount of the "fair cash compensation" that would be paid to minority shareholders in connection with a Merger Squeeze-out will be determined by us and reviewed by a court-appointed expert auditor on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect the Merger Squeeze-out is adopted, and may be higher, lower or the same as the Offer Price.

        For more information about a potential Squeeze-out or a potential Merger Squeeze-out, see "Section 12—Purpose of the Offer; Plans for Elster."

        The Elster Administrative Board has (i) determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

        A more complete description of the Elster Administrative Board's reasons for authorizing and approving the Investment Agreement and the transactions contemplated thereby, including the Offer, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and other related materials, mailed to all Elster shareholders in connection with the Offer. You should carefully read the information set forth in the Schedule 14D-9 in its entirety.

        The Offer is conditioned upon: (i) the Minimum Condition, (ii) the Regulatory Conditions, (iii) the Melrose Shareholder Approval Condition and (iv) the Rights Issue Listing Condition (in each case, as defined in Section 15—Conditions to the Offer"). The Offer is also subject to other customary conditions. Bidder has the right to waive specified conditions in its sole discretion, including the Minimum Condition. See "Section 15—"Conditions to the Offer."

        According to Elster, as of June 29, 2012, there were 28,220,041 issued and outstanding Ordinary Shares, 10,807,972 of which were represented by ADSs (43,231,888 ADSs in the aggregate). Each ADS represents one-fourth of one Ordinary Share. Assuming that, in accordance with the Investment Agreement, no ADSs reserved for issuance pursuant to the LTIP are issued and that no other Shares are issued (including to satisfy any awards under the LTIP) after the date of this Offer to Purchase, the Minimum Condition would be satisfied if ADSs and Ordinary Shares representing at least 21,165,031 Ordinary Shares are validly tendered and not withdrawn prior to the Expiration Time.

        Elster's principal shareholder, Rembrandt, which currently owns in the aggregate 17,412,069 Ordinary Shares, and its wholly owned subsidiary Nachtwache, which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012), have entered into a tender agreement, effective June 29, 2012, with Melrose, pursuant to which Rembrandt and Nachtwache have, among other things and subject to certain limitations and exceptions, agreed to tender all Shares owned by them into the Offer. In addition, two members of the Elster Administrative Board and a managing director of Elster, who collectively currently own in the aggregate 2,275,484 ADSs (representing in the aggregate approximately 2.02% of the total share capital of Elster as of June 29, 2012), also have entered into tender agreements, dated June 29, 2012, with

Melrose, pursuant to which such shareholders have, among other things and subject to certain limitations and exceptions, including the ability to withdraw tendered ADSs if there is a superior offer, agreed to tender all Shares owned by them into the Offer. Collectively shareholders representing approximately 64.19% of the total share capital of Elster as of June 29, 2012 have agreed to tender their Shares into the Offer. For a discussion of the tender agreements, see "Section 13—The Transaction Documents—Other Agreements—Tender Agreements."

        THIS OFFER TO PURCHASE, THE ADS LETTER OF TRANSMITTAL AND ORDINARY SHARE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

  1.    Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in "Section 3—Procedures for Tendering Shares" at or prior to the Expiration Time. "Expiration Time" means midnight, New York City time, on August 8, 2012, unless extended, in which event "Expiration Time" means the latest time and date at which the Offer, as so extended, will expire.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Regulatory Conditions, the Melrose Shareholder Approval Condition, the Rights Issue Listing Condition and the other conditions set forth in "Section 15—Conditions to the Offer." The Offer is not subject to a financing condition. If at the initial Expiration Time or at any then-scheduled Expiration Time, any of the conditions of the Offer have not been satisfied or, to the extent permitted, waived, we are required pursuant to the Investment Agreement to extend the Offer for successive periods of not more than 20 business days each (each extension to be 5 business days or a multiple of 5 business days) in order to seek to permit the satisfaction of such condition or conditions or, to the extent permitted, waiver of such condition or conditions. We are also required to extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC thereunder, the interpretation or position of the SEC or the staff thereof or the rules and regulations of the NYSE applicable to the Offer. We are not, however, required to extend the Offer if the Investment Agreement is terminated, including if the Investment Agreement is terminated by either Elster or Melrose because the Acceptance Time has not occurred on or prior to October 25, 2012 (see "Section 13—The Transaction Documents—The Investment Agreement—Term and Termination"). If the Offer is extended, such extension will extend the time that you will have to tender your Shares into the Offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

        We expressly reserve the right from time to time to waive specified conditions described in "Section 15—Conditions to the Offer", including the Minimum Condition, in accordance with the terms of the Investment Agreement. In addition, we expressly reserve the right from time to time to make any other changes in the terms and conditions of the Offer in accordance with the terms of the Investment Agreement, except that we will not, unless otherwise consented to by Elster, (i) decrease the Offer Price or change the form of the Offer Price, (ii) impose additional conditions to the Offer, (iii) extend the Expiration Time other than in accordance with the Investment Agreement or (iv) disclose in connection with any such changes, any "confidential information" as defined in the Non-Disclosure Agreement (as defined herein) except as permitted under the Investment Agreement.

        In accordance with Rule 14d-11 under the Exchange Act, if we promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer and do not beneficially own all of the then-outstanding Shares, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Time. If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Time and the purchase of Shares pursuant to the Offer, during which Elster shareholders may tender any Shares not previously tendered into the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify (but in any case not less than three business days), (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per ADS will be the same as the ADS Offer Price and the price per Ordinary Share will be the same as the Ordinary Share Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period or elect to extend such subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior subsequent offering period.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under "Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Time, we change the number of ADSs or Ordinary Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to Elster shareholders, the Offer will be extended at least until the expiration of such 10th business day.

        If, prior to the Expiration Time, we increase the consideration being paid for ADSs or Ordinary Shares, such increased consideration will be paid to all holders whose ADSs or Ordinary Shares are purchased in the Offer, whether or not such ADSs or Ordinary Shares were tendered before the announcement of such increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        Elster has provided us with Elster's list of shareholders and security position listings for the purpose of disseminating the Offer to all Elster shareholders. This Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and related documents will be mailed to Elster shareholders of record whose names appear on Elster's list of shareholders of record and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2.    Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Bidder will accept for payment and will promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time. If we provide a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. Notwithstanding the foregoing, subject to the Investment Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we may be required to extend the offering period (as described in "Section 1—Terms of the Offer"), thereby delaying the acceptance for payment of Shares, until the satisfaction of the conditions to the Offer set forth in "Section 15—Conditions of the Offer."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Tender Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. If you are a shareholder of record, you would receive a check from the Tender Agent for the purchase price for Shares validly tendered and accepted by us. If you hold your Shares through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for validly tendered and accepted Shares through the Book-Entry Transfer Facility in your account with such financial institution.

        In all cases (including during any subsequent offering period):

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  Payment for ADSs that are accepted for payment will be made only after timely receipt by the Tender Agent of (i) ADRs evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Tender Agent's account at the Book-Entry Transfer Facility, or in the case of ADSs registered in your name in the DRS of the Depositary, transfer of the ADSs to the Tender Agent on the DRS registry), (ii) a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in "Section 3—Procedures for Tendering Shares—Book-Entry Delivery of ADSs through the Book-Entry Transfer Facility") in connection with a book-entry transfer and (iii) any other documents required by the ADS Letter of Transmittal. Accordingly, payment may be made to tendering ADS holders at different times if delivery of the ADRs and other required documents occur at different times.

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  Payment for Ordinary Shares that are accepted for payment will be made only after timely receipt by the Tender Agent of (i) Certificates evidencing such Ordinary Shares (or a confirmation of a book-entry transfer of such Shares into the Tender Agent's account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in "Section 3—Procedures for Tendering Shares—Book-Entry Delivery of Shares through the Book-Entry Transfer Facility") in connection with a book-entry transfer and (iii) any other documents required by the Ordinary Share Letter of Transmittal. Accordingly, payment may be made to tendering holders at different times if delivery of the Certificates and other required documents occur at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment tendered ADSs or Ordinary Shares when, as and if we give oral or written notice of our acceptance to the Tender Agent.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        ADSs or Ordinary Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until ADSs or Ordinary Shares (including ADRs or Certificates, if applicable) underlying such Notice of Guaranteed Delivery are properly delivered to the Tender Agent or unless otherwise determined by Melrose.

        If we do not accept for payment any tendered ADSs or Ordinary Shares pursuant to the Offer for any reason, or if you submit (i) ADR(s) for more ADSs than tendered and/or (ii) Certificate(s) for more Ordinary Shares than tendered, then in either case, we will return ADR(s) or Certificates(s) (or have new ADR(s) or Certificate(s), as applicable, issued) representing the applicable untendered ADSs or Ordinary Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Tender Agent's account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in "Section 3—Procedures for Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

  3.    Procedures for Tendering Shares.

        Proper Tender of ADSs.    Except as set forth below, in order for you to tender ADSs in the Offer, the Tender Agent must receive the ADS Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent's Message in lieu of the ADS Letter of Transmittal in connection with a book-entry delivery of ADSs through the Book-Entry Transfer Facility), and any other documents that the ADS Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time, and either (i) you must deliver the ADR(s) representing tendered ADSs to the Tender Agent or you must cause your ADSs to be tendered pursuant to the procedure for book-entry transfer set forth below and the Tender Agent must receive timely confirmation of the book-entry transfer of the ADSs into the Tender Agent's account at the Book-Entry Transfer Facility or you must cause ADSs registered in the DRS registry of the Depositary to be transferred on the DRS registry to the Tender Agent, or (ii) you must comply with the procedures set forth below under "Guaranteed Delivery."

        Proper Tender of Ordinary Shares.    Except as set forth below, in order for you to tender Ordinary Shares in the Offer, the Tender Agent must receive the Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent's Message in lieu of the Ordinary Share Letter of Transmittal in connection with a book-entry delivery of Ordinary Shares through the Book-Entry Transfer Facility), and any other documents that the Ordinary Share Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time, and either (i) you must deliver the Certificate(s) representing tendered Ordinary Shares to the Tender Agent or you must cause your Ordinary Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Tender Agent must receive timely confirmation of the book-entry transfer of the Ordinary Shares into the Tender Agent's account at the Book-Entry Transfer Facility, or (ii) you must comply with the procedures set forth below under "Guaranteed Delivery."

        Method of Delivery of ADS or Ordinary Shares.    The method of delivery of ADSs and the ADS Letter of Transmittal or Ordinary Shares and the Ordinary Share Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility or the DRS registry of the Depositary, is at your election and sole risk. Delivery of all such documents will be deemed made only when actually received by the Tender Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested in time to be received on or prior to the Expiration Time. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Delivery of ADSs through the Book-Entry Transfer Facility.    The Tender Agent will establish an account with respect to ADSs for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Tender Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. An Agent's Message in lieu of the ADS Letter of Transmittal and any other required documents must be received by the Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Delivery of any required documents to the Book-Entry Transfer Facility does not constitute delivery to the Tender Agent.

        Book-Entry Delivery of Ordinary Shares through the Book-Entry Transfer Facility.    The Tender Agent will establish an account with respect to Ordinary Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Ordinary Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Tender Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. An Agent's Message in lieu of the Ordinary Share Letter of Transmittal and any other required documents must be received by the Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Delivery of any required documents to the Book-Entry Transfer Facility does not constitute delivery to the Tender Agent.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Tender Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs or Ordinary Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal (as applicable) and that we may enforce that agreement against such participant.

        Signature Guarantees.    All signatures on an ADS Letter of Transmittal and Ordinary Share Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the ADSs or Ordinary Shares tendered are tendered (i) by a registered holder of ADSs or Ordinary Shares (as applicable) who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal (as applicable) or (ii) for the account of an Eligible Institution. See Instruction 1 of either the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal (as applicable). If an ADR evidencing the ADSs is registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made to, or the ADR for the unpurchased ADSs are to be issued or returned to, a person other than the registered holder, then the tendered ADR for the ADSs must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the ADR or as set forth in the DRS registry, with the signature on the ADR or stock power guaranteed by an Eligible Institution as provided in the ADS Letter of Transmittal. See Instruction 1 of the ADS Letter of Transmittal. If a Certificate evidencing the Ordinary Shares is registered in the name of a person other than the signer of the Ordinary Share Letter of Transmittal, or if payment is to be made to, or the Certificate for the unpurchased Ordinary Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificate for the Ordinary Shares must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on the Certificate or stock power guaranteed by an Eligible Institution as provided in the Ordinary Share Letter of Transmittal. See Instruction 1 of the Ordinary Share Letter of Transmittal.

        If the ADRs representing the ADSs are forwarded separately to the Tender Agent, a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of ADRs for the ADSs. If the Certificates representing the Ordinary Shares are forwarded separately to the Tender Agent, a properly completed and duly executed Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of Certificates for the Certificates.

        Guaranteed Delivery.    If you wish to tender ADSs or Ordinary Shares pursuant to the Offer and cannot deliver such ADSs or Ordinary Shares and all other required documents to the Tender Agent by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such ADSs or Ordinary Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase, is either submitted through the Book-Entry Transfer Facility or received by the Tender Agent by the Expiration Time; and

  •
  in the case of ADSs, ADR(s) for all such tendered ADSs (or a confirmation of a book-entry transfer of such ADSs into the Tender Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantee, or an Agent's Message and any other required documents, are received by the Tender Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery; or

  •
  in the case of Ordinary Shares, Certificate(s) for all such tendered Ordinary Shares (or a confirmation of a book-entry transfer of such Ordinary Shares into the Tender Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantee, or an Agent's Message and any other required documents, are received by the Tender Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Tender Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        ADSs or Ordinary Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until ADSs (including ADRs, if applicable) or Ordinary Shares (including Certificates, if applicable) underlying such Notice of Guaranteed Delivery are properly delivered to the Tender Agent or unless otherwise determined by Melrose.

        Tender Constitutes an Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the ADSs and/or Ordinary Shares tendered, as specified in the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal (as applicable), and that when the Acceptance Time occurs, Bidder will acquire good and unencumbered title to the Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Bidder's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Bidder upon the terms and subject to the conditions to the Offer.

        U.S. Federal Income Backup Withholding.    Under the U.S. federal income tax laws, the Tender Agent generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Tender Agent with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the ADS Letter of Transmittal or Ordinary Share Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. See Instruction 8 of the ADS Letter of Transmittal or Ordinary Share Letter of Transmittal.

        Appointment of Proxy.    By executing an ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal to the full extent of your rights with respect to the ADSs or Ordinary Shares tendered and accepted for payment by us (and any and all other securities issued or issuable in respect of such ADSs and Ordinary Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Elster's shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares (including with respect to all other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase) at any meeting of shareholders then scheduled or acting by written consent without a meeting.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of the ADSs or Ordinary Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of the ADSs or Ordinary Shares, for any meeting of Elster's shareholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Elster, Bidder, Melrose, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Bidder's interpretation of the terms and conditions of the Offer (including the ADS Letters of Transmittal, the Ordinary Share Letter of Transmittal and the instructions thereto) will be determined by Bidder in its sole discretion.

  4.    Withdrawal Rights.

        Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after September 7, 2012, unless such Shares have already been accepted for payment pursuant to the Offer.

        If we extend the Offer, are delayed in accepting for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may, on its behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        For a withdrawal of Shares to be proper and effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. In addition:

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  If ADRs evidencing the ADSs to be withdrawn have been delivered to the Tender Agent, then, prior to the physical release of such ADRs, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible

    Institution must be submitted. If ADSs have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3—Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs.

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  If Certificates evidencing the Ordinary Shares to be withdrawn have been delivered to the Tender Agent, then, prior to the physical release of such Certificates, a signed notice of withdrawal with (except in the case of Ordinary Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted. If Ordinary Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3—Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Ordinary Shares.

        Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering ADSs or Ordinary Shares described in "Section 3—Procedures for Tendering Shares" at any time prior to the Expiration Time.

        No withdrawal rights will apply to any Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in "Section 1—Terms of the Offer") or to any Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be determined by us in our sole discretion. No withdrawal of ADSs or Ordinary Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Melrose, Bidder or any of their respective affiliates or assigns, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  5.    Material U.S. Federal Income Tax Considerations.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) who exchange ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period. The discussion set forth below is applicable only to U.S. Holders (i) who are residents of the United States for purposes of the current Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital (the "Treaty"), (ii) whose ADSs or Ordinary Shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Germany and (iii) who otherwise qualify for the full benefits of the Treaty. This discussion does not address alternative minimum tax consequences or any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion also does not address the tax consequences to Elster shareholders who exercise any applicable rights under German law.

        The following discussion applies only if you hold your ADSs or Ordinary Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Elster shareholders in light of their particular circumstances and does not apply to Elster shareholders subject to special treatment under the U.S. federal income tax laws (such as, for example, financial institutions, dealers or brokers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, mutual funds, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, Elster shareholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, U.S. Holders whose "functional currency" is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their ADSs or Ordinary Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

        This discussion is based upon the Code, the regulations promulgated thereunder and court and administrative ruling and decisions, all as in effect on the date of this Offer to Purchase. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period or that any such position would be sustained.

        Due to the individual nature of tax consequences, you should consult your tax advisors as to the specific tax consequences to you of the exchange of ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of ADSs or Ordinary Shares that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADSs or Ordinary Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding ADSs or Ordinary Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period.

        Your exchange of ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Assuming that Elster was not a passive foreign investment ("PFIC") for U.S. federal income tax purposes in any taxable year in which you held your ADSs or Ordinary Shares, in general, if you exchange ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of your ADSs or Ordinary Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of ADSs or Ordinary Shares (i.e., ADSs or Ordinary Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or during a subsequent offering period. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the ADSs or Ordinary Shares is more than one year as of the date of the exchange of such ADSs or Ordinary Shares. Long-term capital gains of non-corporate taxpayers are generally subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Elster has previously stated in public filings with the SEC that it does not believe it is a PFIC with respect to its 2008, 2009, 2010 and 2011 taxable years and that it does not anticipate becoming a PFIC for its 2012 taxable year. It has, however, given no assurances with respect to its PFIC status. If Elster was a PFIC in any taxable year in which you held your ADSs or Ordinary Shares, the U.S. federal income tax consequences of your exchange of ADSs or Ordinary Shares for cash pursuant to the Offer or during a subsequent offering period will differ from the U.S. federal income tax consequences described above. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to their disposition of ADSs or Ordinary Shares pursuant to the Offer or during a subsequent offering period.

        Proceeds from the sale of ADSs or Ordinary Shares pursuant to the Offer or during a subsequent offering period generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate (currently 28%) unless you are a U.S. Holder and you provide the Tender Agent with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are not a U.S. Holder, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

  6.    Price Range of ADSs; Dividends.

  Price Range of ADSs

        The ADSs are listed and traded on the NYSE under the symbol "ELT." The ADSs have been listed and traded on the NYSE since September 30, 2010. The following table sets forth for the periods indicated the high and low intraday sales prices per ADS as reported on the NYSE:

	High	Low
2010
First Quarter	—	—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	$17.10	$13.50
2011
First Quarter	$17.44	$14.35
Second Quarter	$17.21	$14.20
Third Quarter	$17.74	$14.72
Fourth Quarter	$15.98	$11.52
2012
First Quarter	$16.39	$11.87
Second Quarter	$20.33	$13.08
Third Quarter (through July 6, 2012)	$20.40	$20.30

        According to Elster, as of June 29, 2012, (i) there were 43,231,888 issued and outstanding ADSs and (ii) other than the 17,412,069 Ordinary Shares held by Rembrandt, there were no Ordinary Shares (or options or similar rights to acquire Ordinary Shares) outstanding that were not otherwise represented by ADSs, except that holders of ADSs have the right to convert such ADSs into the underlying Ordinary Shares pursuant to the terms of the Deposit Agreement.

        The ADS Offer Price of $20.50 per ADS represents a:

  •
  44.3% premium to the average price of ADSs for the six months ending on June 11, 2012, the last trading day before press speculation that Rembrandt was considering a sale of its Elster holding; and

  •
  48.6% premium to the closing price of ADSs reported on the NYSE on June 11, 2012, the last trading day before press speculation that Rembrandt was considering a sale of its Elster holding.

        On July 6, 2012, the last trading day before we commenced the Offer, the closing price of ADSs reported on the NYSE was $20.40 per ADS.

        Holders of ADSs are urged to obtain current market quotations for ADSs before making a decision with respect to the Offer.

        The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system.

  Dividends

        Elster has advised us that it has never declared or paid cash dividends with respect to the Shares.

        Under the terms of the Investment Agreement, Melrose may terminate the Investment Agreement if, prior to the Acceptance Time, Elster makes any proposal or recommendation to its shareholders to declare, authorize, make, or pay a dividend or other distribution of a similar nature or taxed in the same way as a dividend, in each case without our prior written consent (subject to specified exceptions and the opportunity to cure). See "Section 13—The Transaction Documents—The Investment Agreement—Term and Termination."

        7.    Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

        Market for the ADSs.    The purchase of ADSs pursuant to the Offer will reduce the number of holders of ADSs and the number of ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs held by the holders of such ADSs. Neither Melrose nor its affiliates can predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, ADSs or whether such reduction would cause future market prices to be greater or less than the Offer Price. Since as of the date of this Offer to Purchase, other than the Ordinary Shares held by Rembrandt, all the outstanding Ordinary Shares are represented by ADSs, there is no trading market for Ordinary Shares.

        NYSE Listing.    Depending upon the number of ADSs purchased pursuant to the Offer, the ADSs may no longer meet the requirements for continued listing on the NYSE. According to the published NYSE guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the total number of holders of ADSs falls below 400, (ii) the total number of holders of ADSs falls below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 ADSs, or (iii) the number of publicly held ADSs falls below 600,000. ADSs held by officers or directors of Elster or their immediate families, or by any beneficial owner of 10% or more of such ADSs, ordinarily will not be considered as being "publicly held" for this purpose. According to Elster, as of June 29, 2012, 43,231,888 ADSs were issued and outstanding. If, as a result of the purchase of ADSs pursuant to the Offer or otherwise, the ADSs no longer meet the requirements of the NYSE for continued listing and such listing is discontinued, the market for ADSs could be adversely affected.

        If the NYSE were to delist the ADSs, it is possible that ADSs would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for ADSs and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of the publicly traded ADSs remaining at such time, the interest in maintaining a market in ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Melrose cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of ADSs or whether it would cause future market prices to be greater or less than the Offer Price.

        In addition, following the consummation of the Offer, if the NYSE does not initiate delisting procedures on its own, we will have the ability to take all necessary steps to voluntarily delist the ADSs from the NYSE. Under existing German law, such application would require the approval of the Elster shareholders by a majority of the votes cast. If the ADSs are voluntarily delisted from the NYSE, under existing German case law an offer to all of the then outstanding shareholders of Elster to acquire the Shares in exchange for "fair cash compensation" would be required. In such case, the amount of such "fair cash compensation" that would be paid to shareholders of Elster in connection with such delisting will be determined on the basis of an analysis of the fair enterprise value of Elster at the time of the shareholders' meeting in which a resolution to effect a complete delisting is adopted, and may be higher, lower or the same as the Offer Price. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different from exchange rates in effect at the time of the mailing of this Offer to Purchase and/or the time of the consummation of the Offer and may therefore affect the value of such fair cash compensation if such compensation is not paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

        German case law by the German Federal Court applicable to delistings as described above is currently the subject of two constitutional complaints pending with the German Constitutional Court the judgments of which are expected to be delivered on July 11, 2012. Due to the pending constitutional complaints it is possible that the applicable laws regarding delistings might be overturned by the German Constitutional Court. It is possible that the German Constitutional Court may hold that the requirement of a mandatory offer to acquire all shares or provide a compensation payment is unlawful so that no such offer or payment must be made. However, it is also possible that the German Constitutional Court may hold such case law valid. In addition, the German Constitutional Court may hold that the delisting application does not require the approval of the Elster shareholders.

        Trading in ADSs will cease upon the effectiveness of the Squeeze-out or the Merger Squeeze-out if trading has not ceased earlier as discussed above. See also "Section 12—Purpose of the Offer; Plans for Elster."

        The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system.

        Termination of the Deposit Agreement.    Following the consummation of the Offer and the delisting from the NYSE, Elster may, or after we have entered into a domination agreement with Elster and such agreement is registered with the applicable commercial register in Germany we may cause Elster to, terminate the Deposit Agreement. If the Deposit Agreement is terminated, holders of ADSs will only have the right to receive the Ordinary Shares upon surrender of any ADRs representing ADSs and payment of applicable fees to the Depositary. There is no public trading market for the Ordinary Shares. The absence of an active trading market and an ADS facility would impede the transfer of your Shares and reduce the liquidity of your Shares.

        Registration under the Exchange Act.    The ADSs and Ordinary Shares are currently registered under the Exchange Act. As a result, Elster currently files periodic reports with the SEC on account of such registration. Following the purchase of ADSs and Ordinary Shares in the Offer and the satisfaction of potential German law requirements governing the delisting process (see "Section 12—Purpose of the Offer; Plans for Elster"), Melrose currently intends to take steps to cause the termination of the registration of the ADSs and Ordinary Shares under the Exchange Act as promptly as practicable. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Elster may terminate its Exchange Act registration and suspend its reporting obligations on account of the ADSs and Ordinary Shares if, among other requirements (i) the outstanding ADSs and Ordinary Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of ADSs or Ordinary Shares and (iii) Elster is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Elster must furnish to its shareholders and to the SEC. If the ADSs and Ordinary Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Elster. In addition, the ability of Elster's affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the U.S. Securities Act of 1933, as amended (the "Securities Act") could be impaired or eliminated. If registration of the ADSs and Ordinary Shares under the Exchange Act were terminated, the ADSs and

Ordinary Shares would no longer be eligible for stock exchange listing or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for margin securities.

        Margin Regulations.    The ADSs are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the ADSs as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the ADSs may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

  8.    Certain Information Concerning Elster.

        Except as otherwise set forth in this Offer to Purchase, the information concerning Elster contained in this Offer to Purchase has been furnished by Elster or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Melrose, Bidder, the Information Agent and the Tender Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Elster to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Melrose, Bidder, the Information Agent and the Tender Agent.

        General.    Elster is a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Essen, Germany, under HRB 22030. Elster's principal executive offices are located at Frankenstrasse 362, 45133 Essen, Germany, and its telephone number is +49-201-54580.

        Elster is a global provider of gas, electricity and water meters and related communications, networking and software solutions with operations in more than 30 countries. Elster's diverse portfolio of products and solutions are used to accurately and reliably measure gas, electricity and water consumption as well as enable energy efficiency and conservation. Elster sells its products and solutions to utilities, distributors and industrial customers across gas, electricity, water and multi-utility settings for use in residential and commercial and industrial settings. Elster's customers operate in more than 130 countries and include numerous large, medium and small utilities.

        Available Information.    The ADSs and Ordinary Shares are registered under the Exchange Act and Elster is a "foreign private issuer" for purposes of the SEC's rules. As a result, Elster is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. In addition, certain information concerning Elster will be available in Elster's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements, annexes and exhibits thereto, the "Schedule 14D-9"). Such reports, statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. In addition, Elster's reports, statements and other filings are also available to the public over the internet at the SEC's website at www.sec.gov.

        Elster Unaudited Prospective Financial Information.    During the course of the discussions that led to the execution of the Investment Agreement, Elster's management provided to us and our financial advisors certain unaudited prospective financial information regarding Elster's future performance that was not publicly available. The information provided included: (i) a portion of the Elster's non-public, unaudited, stand-alone five-year business plan relating to the years 2012 and 2013 (which five-year plan included three cases, referred to by Elster as its "Mid-Term Plan," "Mid-Term Plan Excluding Contingencies" and "Mid-Term Plan Sensitivity") and (ii) additional non-public, unaudited, stand-alone annual averages and financial projections for 2014 through 2017, which projections Elster informed us were based on Elster's five-year business plan. The following tables summarize this non-public, unaudited, stand-alone prospective financial data provided to us by Elster.

2012-2013 Projections

	Mid Term Plan		Mid-Term Plan Excluding Contingencies		Mid-Term Plan Sensitivity
(US$m)	2012E	2013E	2012E	2013E	2012E	2013E
Revenues	1,898.4	2,068.5	1,964.7	2,125.4	1,898.4	2,049.5
Adjusted EBITDA(a)	292.0	330.9	311.7	339.9	292.0	317.6
Depreciation & Amortization (excluding purchase price allocation ("PPA"))	-51.6	-51.8	-51.6	-53.2	-51.6	-51.3
Adjusted EBIT(b)	240.4	279.2	260.2	286.7	240.4	266.3
Net capital expenditures(c)	73.7	57.6	73.7	59.2	73.7	57.1
Net Working Capital(d)	231.6	231.7	231.6	238.0	231.6	229.5

(a)
Adjusted EBITDA is a non-GAAP financial measure that Elster defines for the projections as net income excluding depreciation and amortization, income tax expenses, interest expenses net and adjusted for discrete items such as restructuring costs, refinancing costs, acquisitions costs as well as possible takeover costs including consulting, restructuring, and retention.

(b)
Adjusted EBIT is a non-GAAP financial measure that Elster defines for the projections as net income excluding income tax expenses, interest expenses net, amortization of purchase price allocation and adjusted for the same discrete items as Adjusted EBITDA, see description under (a). For the projections, Adjusted EBIT excludes depreciation of purchase price allocations in the amounts of approximately $2.6 million for 2012 and approximately $2.3 million for 2013.

(c)
Net capital expenditures include purchases of property, plant and equipment and intangible assets minus disposal of assets.

(d)
Net Working Capital is a non-GAAP financial measure that Elster defines for the projections as accounts receivable plus inventories minus accounts payable and advanced payments.

2014-2017 Projections—Mid Term Plan

(US$m)	2014E	2015E	2016E	2017E
Revenues	2,285.5	2,503.7	2,710.5	2,852.8
Adjusted EBITDA(a)	376.8	424.9	461.9	484.4

(a)
Adjusted EBITDA is a non-GAAP financial measure that Elster defines for the Projections—Mid-Term Plan as net income excluding depreciation and amortization, income tax expenses, interest expenses net and adjusted for discrete items such as restructuring costs, refinancing costs, acquisitions costs as well as possible takeover costs including consulting, restructuring, and retention.

2012-2017 Projections—Financial Figures and Annual Averages

2012E-2017E annual averages
Tax rate(a)	app. 31%
Depreciation & Amortization (excluding PPA) (as % of revenues)(b)	app. 2%-4%
Net capital expenditures(c) (as % of revenues)	app. 2%-4%
Average annual Net Working Capital(d) (as % of revenues)	app. 11%-13%

(a)
Elster Group calculated tax rate taking into consideration the expected level of earnings, the distribution of those earnings among various taxing jurisdictions, Elster's business development reflected in the Projections—Mid-Term Plan and assuming no changes in tax laws.

(b)
Depreciation and amortization without amortization or depreciation of purchase price allocation.

(c)
Net capital expenditures include purchases of property, plant and equipment and intangible assets minus disposal of assets.

(d)
Net Working Capital is a non-GAAP financial measure that Elster defines for the projections—Mid-Term Plan as accounts receivable plus inventories minus accounts payable.

        Elster has advised us that it does not as a matter of course make public forecasts as to future performance, earnings or other results beyond its outlook for the current fiscal year. Elster further advised us that the unaudited prospective financial information was not prepared with a view towards public disclosure (beyond Elster's guidance for the current fiscal year), and therefore the inclusion of this information (a) should not be regarded as an indication that any of Melrose, Bidder, Elster, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and (b) should not be deemed an admission or representation by Melrose, Bidder, or Elster that any of them regard such information as material information of Elster. While presented with numeric specificity, the unaudited prospective financial information reflects numerous variables and assumptions including those relating to matters such as industry performance and competition, general business, economic, regulatory, competitive, market and financial conditions and other future events, as well as additional matters specific to Elster's business, all of which are difficult to predict and many of which are beyond Elster's control. The unaudited prospective financial information also reflects certain assumptions, any of which could turn out to be incorrect. The unaudited prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The unaudited prospective financial information cannot, therefore, be considered a guaranty or even a reasonably accurate prediction of future operating results, and under no circumstances should this information be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The unaudited prospective financial information was prepared solely for internal use and thus was not prepared with a view toward complying with generally accepted accounting principles (as applied in the United States or elsewhere), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or any other accounting body or organization for preparation and presentation of prospective financial information. Neither Elster's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such unaudited prospective financial information. Furthermore, the unaudited prospective financial information was on a stand-alone, pre-transaction basis and does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the potential acquisition of Elster by Melrose pursuant to the Offer and/or the commencement of the Offer. The unaudited prospective financial information described above does not reflect Melrose's view of Elster's prospects and financial performance, nor the prospects and financial performance of the combined company post the completion of the Offer and Melrose has not relied on such information, as such information would no longer be valid under Melrose's ownership as the financial position of Elster would differ as a result of, among other things: (i) changes of strategic direction and changes to the financial and operational management of Elster under Melrose's ownership such as cost efficiencies as a result of its ability to delist Elster, investment in operations and technology (in particular smart metering), further emphasis on product development and new business development opportunities; (ii) change to the functional currency of Elster to Euros from US dollars; and (iii) the fact that Melrose reports under the International Financial Reporting Standard and Elster reports under U.S. generally accepted accounting principles which is specifically expected to affect research and development cost recognition and pension accounting. In addition, the unaudited prospective financial information described above is a medium term forecast which can only be seen as high level guidance, as it is not possible to forecast the business' performance over such a period with accuracy and such information is not current, and has not been prepared using assumptions that have been approved by Melrose.

        Certain matters discussed herein, including the unaudited prospective financial information above, are forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance and competition, general business, economic, market and financial conditions and other factors or risks described in the Schedule 14D-9, Elster's most recent Annual Report on Form 20-F for the year ended December 31, 2011 and other documents filed or furnished by Elster with the SEC. The unaudited prospective financial information set forth above should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Elster contained in documents filed or furnished by Elster with the SEC.

        Readers of this Offer to Purchase are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Melrose, Bidder, Elster or any of their respective officers, directors, advisors or representatives to any Elster shareholders regarding the ultimate performance of Elster compared to the information included in the above unaudited prospective financial information. NONE OF MELROSE, BIDDER, ELSTER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, ADVISORS AND REPRESENTATIVES (A) ACCEPTS ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR (B) UNDERTAKES TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

  9.    Certain Information Concerning Melrose and Bidder.

        Melrose.    Melrose is a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064. Melrose's head office is located at Leconfield House, Curzon Street, London, W1J 5JA, United Kingdom, and its telephone number is +44-207-647-4500. Melrose's shares are traded on the London Stock Exchange.

        Melrose's strategy is to acquire good industrial businesses underperforming their potential, improve them by a mixture of investment, operational improvements and changed management focus, then commercially choose the right time to sell, often within a three to five year time frame (but this is flexible). The value from significant disposals is then returned to Melrose's shareholders.

        Bidder.    Bidder is a stock corporation established under German law, registered in the commercial register of the local court of Düsseldorf, Germany under HRB 65980 and an indirect wholly owned subsidiary of Melrose and was recently formed. To date, Bidder has not carried on any activities other than those related to its formation. Bidder has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Investment Agreement. The principal office of Bidder is located at Leconfield House, Curzon Street, London W1J 5JA, United Kingdom and its telephone number is +44-207-647-4500.

        Additional Information.    Certain information concerning the directors of Melrose is set forth in Schedule I to this Offer to Purchase and certain information concerning the directors of Bidder is set forth in Schedule II to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I and Schedule II): (i) none of Melrose, Bidder or, to the knowledge of Melrose and Bidder after reasonable inquiry, none of the persons listed in Schedule I and Schedule II, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any ADSs, Ordinary Shares or any other equity securities of Elster; (ii) none of Melrose, Bidder or, to the knowledge of Melrose and Bidder after reasonable inquiry, none of the persons or entities referred to in clause (i) above has effected any transaction in the ADSs, Ordinary Shares or any other equity securities of Elster during the 60-day period preceding the date of this Offer to Purchase; (iii) none of Melrose, Bidder or, to the knowledge of Melrose and Bidder after reasonable inquiry, none of the persons listed in Schedule I and Schedule II to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Elster; (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Melrose, Bidder, their subsidiaries or, to the knowledge of Melrose and Bidder after reasonable inquiry, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, on the one hand, and Elster or any of its executive officers, directors or affiliates, on the other hand; (v) during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Melrose, Bidder, their subsidiaries or, to the knowledge of Melrose and Bidder after reasonable inquiry, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, on the one hand, and Elster or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, an election of directors of Elster or a sale or other transfer of a material amount of assets of Elster; (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Melrose, Bidder or their respective executive officers, directors or affiliates, on the one hand, and Elster or any of its executive officers, directors or affiliates, on the other hand; (vii) none of Melrose, Bidder or, to the knowledge of Melrose and Bidder after reasonable inquiry, none of the persons listed in Schedule I and Schedule II to this Offer to Purchase has been convicted in a criminal proceeding during the five years prior to the date of this Offer to Purchase (excluding traffic violations or similar misdemeanors) and (viii) none of Melrose, Bidder or, to the knowledge of Melrose and Bidder after reasonable inquiry, the persons listed in Schedule I and Schedule II to this Offer to Purchase has been a party to any judicial or administrative proceeding during the five years prior to the date of this Offer to Purchase that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because:

  •
  The Offer is being made for all Shares solely for cash;

  •
  Bidder was recently formed and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer;

  •
  We have entered into a New Facilities Agreement and our Rights Issue is fully underwritten (as described in "Section 10—Source and Amount of Funds"). Accordingly, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the Offer; and

  •
  The consummation of the Offer is not subject to any financing condition.

See "Section 10—Source and Amount of Funds."

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. In addition, the Schedule TO and the exhibits thereto are also available to the public over the internet at the SEC's website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

  10.    Source and Amount of Funds.

        The Offer is not subject to any financing condition. If all the holders of Shares elect to participate in the Offer with respect to all of their Shares, the total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer will be approximately $2.3 billion, plus related fees and expenses. We expect to fund such cash requirements from a mixture of new equity and new debt, as follows: approximately $1.8 billion from the proceeds of Melrose's fully underwritten Rights Issue and up to approximately $0.5 billion from the proceeds of loans under a New Facilities Agreement entered into by Melrose on June 29, 2012. As a result of the fully underwritten Rights Issue and the New Facilities Agreement, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the Offer. Melrose will contribute or otherwise advance funds to Bidder to the extent necessary for Bidder to have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer. Details of the Rights Issue and the terms of the New Facilities Agreement and the Underwriting Agreement are set out below.

        Rights Issue.    Melrose expects to raise approximately $1.8 billion (net of commissions), by way of a fully underwritten rights issue for new Melrose shares (the "Rights Issue"). The Rights Issue has been fully underwritten by underwriters pursuant to the Underwriting Agreement discussed below. The Rights Issue is conditioned on approval by Melrose shareholders of (a) the acquisition of Elster by Melrose for purposes of the United Kingdom stock exchange listing rules and (b) the creation and authorization of the issuance of new Melrose shares for purposes of the Rights Issue, at a Melrose shareholder meeting to be called for such purposes; however, the Rights Issue is not conditional upon the consummation of the Offer.

        Underwriting Agreement.    On June 29, 2012, Melrose entered into an Underwriting Agreement (the "Underwriting Agreement") with certain underwriters parties thereto (the "Underwriters") pursuant to which the Underwriters have agreed to fully underwrite the Rights Issue. Pursuant to the Underwriting Agreement, the Underwriters will (severally) use all reasonable endeavors to procure subscribers in the market for any new Melrose shares not validly accepted (or not treated as validly accepted) under the Rights Issue at a price not less than the Rights Issue price (plus the Underwriters' expenses in procuring such subscribers) and, failing this, the Underwriters have agreed to subscribe themselves (or their sub-underwriters or other subscribers procured by them shall subscribe) for any outstanding new Melrose shares at the Rights Issue price.

        The obligations of the Underwriters under the Underwriting Agreement are conditional on, among other things, the Rights Issue being admitted to listing by the United Kingdom Financial Services Authority ("FSA") (in its capacity as the United Kingdom Listing Authority) on the premium segment of the Official List and by the London Stock Exchange to trading nil paid on the main market of the London Stock Exchange by not later than 8.00 a.m. on July 17, 2012 (or such later time and/or date as Melrose and the joint bookrunners may agree in writing) ("Rights Admission") and the Offer not having been withdrawn or been terminated prior to Rights Admission. The Underwriting Agreement provides that if a condition is not fulfilled before 8:00 a.m. London time on the date of Rights Admission, or the parties agree in writing that a condition has become incapable of being fulfilled before 8:00 a.m. London time on the date of Rights Admission, the Underwriting Agreement will terminate immediately.

        The parties to the Underwriting Agreement have acknowledged that the new Melrose shares and the rights to acquire such shares have not and will not be registered under the Securities Act or under any securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

        New Facilities Agreement.    On June 29, 2012, Melrose entered into the New Facilities Agreement with lenders parties thereto (the "New Facilities Agreement"), pursuant to which a $500 million term facility and a £180 million term facility and a €300 million revolving credit facility, a £70 million revolving credit facility and a £690 million revolving credit facility will be provided to Melrose and its subsidiaries (and after the Acceptance Time, Elster and its subsidiaries (provided Elster or other borrowers from the Elster group have become a party to the New Facilities Agreement as borrowers)) by a group of lenders. Utilization of the facilities under the New Facilities Agreement is subject to satisfaction of various customary conditions precedent, including in relation to the Offer. In particular, it is a condition precedent to utilization of the facilities under the New Facilities Agreement that Melrose provide a certificate stating that Bidder has accepted for payment Shares tendered (and not validly withdrawn) prior to the Expiration Time representing at least 62% of the share capital of Elster as of the commencement of the Offer (other than to the extent the arrangers under the New Facilities Agreement have agreed to a lower percentage). If the Acceptance Time does not occur, Melrose's current intention is to leave its existing facilities agreement in place and continue to utilize the facilities available under that agreement.

        The term facilities will be available to partially finance the Offer, refinance amounts outstanding under Melrose's existing facilities agreement, refinance other indebtedness of Melrose and its subsidiaries, refinance amounts outstanding under Elster's existing facilities agreement, use for general corporate purposes of Melrose and its subsidiaries and pay (or refinance amounts used to pay) associated costs and expenses associated with the Offer (and the balance of the cost of acquiring any Shares (after applying the net proceeds of the Rights Issue) not financed by loans drawn under the term facilities will be financed by loans drawn under the revolving credit facilities which are described below). The first drawdown under the term facilities must be made by the earlier of (i) eight months after the date of the New Facilities Agreement and (ii) four months after the Closing Date (as defined below).

        The revolving credit facilities will be used by Melrose, among other things, to partially finance the Offer (including the balance of the cost of acquiring any Shares (after applying the net proceeds of the Rights Issue) to the extent not financed by loans drawn under the term facilities (and otherwise acquire Shares) including pursuant to any Squeeze-Out procedure, further tender offer(s) or market purchases) and to pay any costs and expenses in connection with the Offer or entry into the New Facilities Agreement.

        The New Facilities Agreement contains representations and warranties, financial covenants, undertakings and events of default customary for a facilities agreement of this nature. The undertakings include (i) if Bidder does not acquire 95% of the Shares by the Closing Date, an undertaking to exercise reasonable endeavors (taking into consideration any limitations on exercise of its influence on Elster under German law) to put in place a German law domination agreement with Elster within 18 months of the Closing Date; (ii) an undertaking that Melrose will ensure that Elster accedes to the New Facilities Agreement as a borrower as promptly as reasonably practicable and in any event not later than 25 business days after the Closing Date and repays all amounts it has drawn under Elster's existing facilities agreement and cancels that agreement; (iii) a requirement to ensure that refinancing of the Elster senior notes (if any) will be with either (A) the proceeds of loans under the New Facilities Agreement or (B) pari passu debt borrowed by Melrose and (iv) if prior to April 30, 2014 Melrose does not own 75% of the Shares, redeem the Elster senior notes. "Closing Date" means the date of initial utilization of any of the term or revolving credit facilities or, if earlier, the date on which Bidder has deposited with the Tender Agent the consideration due and payable to holders of the Shares that Bidder has accepted for payment during the initial period of the Offer.

        Bidder will grant a pledge over the ADSs and Ordinary Shares acquired pursuant to the Offer in favor of the lenders under the New Facilities Agreement. The New Facilities Agreement allows for the pledge over the ADSs to be released to allow ADSs acquired by Bidder to be withdrawn from the ADS program; provided that the Ordinary Shares acquired by Bidder in exchange for such ADSs are pledged in favor of the lenders under the New Facilities Agreement. Upon the occurrence of a specified date, any pledge then in existence (whether over the ADSs or the Ordinary Shares) will immediately be released.

        The foregoing description of the New Facilities Agreement does not purport to be complete and are qualified in their entirety by reference to the New Facilities Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

  11.    Background of the Offer; Contacts with Elster.

        Melrose's business strategy is to acquire businesses whose operational performance it believes could be improved, and it has extensive experience of identifying and evaluating such acquisition opportunities. Further to this strategy, Melrose regularly seeks out and is presented with acquisition opportunities in manufacturing businesses.

        On January 5, 2012, Mr. Christopher Miller, the Executive Chairman of Melrose, contacted a representative of CVC Capital Partners (together with its subsidiaries and affiliates, "CVC"), the advisor to funds (the "CVC Funds") which own Rembrandt, the majority shareholder of Elster (which owned approximately 62% of the total share capital of Elster at such time), to inquire about having a meeting to discuss exploring the possibility of Melrose acquiring Rembrandt's stake in Elster.

        On February 6, 2012, Messrs. Miller and David Roper, the then Chief Executive and now the Executive Vice-Chairman of Melrose, met in Switzerland with Gregor Hilverkus, Steven Koltes and Marc Strobel, each in their capacity as representatives of CVC (each of whom are also directors of Elster and, other than Mr. Koltes, Rembrandt). At this meeting, Messrs. Miller and Roper reported that Melrose could be interested in pursuing an acquisition of Elster and inquired as to whether

Rembrandt would be supportive of such an acquisition in its capacity as Elster's largest shareholder. The representatives of CVC indicated that Rembrandt could be supportive, in principle, of such a transaction. No detailed timeline, process or price regarding a potential transaction was discussed at this time.

        On March 5, 2012, Mr. Roper, Simon Peckham, the then Chief Operating Officer and now Chief Executive of Melrose, and Geoffrey Martin, Group Finance Director of Melrose, attended a meeting at the offices of CVC in London with Howard Dyer, Chairman of Elster's Administrative Board, and Fred Watt and Donald Mackenzie of CVC. The purpose of this meeting was for CVC to introduce Mr. Dyer to the Melrose representatives and to allow Mr. Dyer to brief them on the history and background of Elster's business. Also at this meeting, representatives of Melrose expressed Melrose's continued interest in exploring an acquisition of Elster, although there was no discussion of a potential price or terms of a potential transaction at this meeting. At this time, a potential offer for Elster was one of a number of potential transactions being considered by Melrose.

        On March 27, 2012, Messrs. Miller and Roper met with Messrs. Mackenzie and Watt of CVC to discuss the possible terms and price of a potential transaction. At this meeting, representatives of Melrose indicated verbally a preliminary and non-binding valuation of $20.00 per ADS, which CVC took away to consider.

        On April 2, 2012, Messrs. Roper, Peckham and Martin held a telephone call with Messrs. Strobel and Watt. During this call, CVC noted that Melrose's preliminary and non-binding valuation of $20.00 per ADS was a sufficient basis from CVC's perspective to allow Melrose to move forward, but that certainty of a potential transaction was a key consideration. Melrose was requested to formally set forth its proposal in a preliminary and non-binding offer letter.

        On April 5, 2012, Melrose sent a letter to Rembrandt in which Melrose indicated its preliminary, non-binding and conditional interest in acquiring all of the outstanding share capital of Elster for $20.00 per ADS in an all cash transaction. Melrose also indicated that it was confident in its ability to fund such a transaction and that it had engaged J.P. Morgan Cazenove ("JPMorgan") as its financial advisor and that JPMorgan had provided Melrose with "highly confident" letters to Melrose as to both equity and debt financing in connection with such a transaction.

        On April 6, 2012, Rembrandt informed Melrose that it believed Melrose should send a letter to the Elster Administrative Board setting forth its preliminary, non-binding and conditional interest as well as Melrose's current thinking on possible transaction terms and timing. Melrose sent such a letter to the Elster Administrative Board on April 10, 2012, which letter contained the same preliminary, non-binding and conditional interest in acquiring Elster for $20.00 per ADS in an all cash transaction (the "April 10 Proposal"). The April 10 Proposal also noted that Melrose was only interested in a consensual transaction and that if any transaction were to be agreed between the parties, Melrose would expect that Rembrandt and members of Elster's management team would enter into tender agreements to support such agreed-upon transaction.

        On April 12, 2012, Elster sent Melrose a holding letter acknowledging the April 10 Proposal and indicating that Elster would respond to Melrose in due course.

        On April 20, 2012, Elster sent a letter to Melrose stating that the Elster Administrative Board did not believe that the April 10 Proposal adequately reflected the value of Elster. Elster further noted that it also would require clarification on a number of matters relating to the April 10 Proposal, including Melrose's strategy for Elster going forward and Melrose's strategy and timeline for funding the proposed transaction.

        On April 25, 2012, Melrose sent a letter to Elster responding to those areas in which Elster indicated it required further clarification. Among other things, Melrose provided additional details regarding its strategy for Elster post-acquisition, its strategy for and ability to fund the proposed acquisition and its proposed conditions for completing a transaction. In this April 25, 2012 letter, Melrose reiterated its preliminary and non-binding proposed purchase price of $20.00 per ADS.

        On April 30, 2012, Elster sent Melrose a letter stating that, as it previously indicated, the Elster Administrative Board did not believe that the proposed purchase price of $20.00 per ADS adequately reflected the value of Elster. Elster suggested that certain of Melrose's advisors meet with Elster's advisors to better understand the key issues, and Melrose agreed to having such meetings.

        On May 2, 2012, representatives of JPMorgan met with representatives of Deutsche Bank AG ("Deutsche Bank") and Rothschild GmbH ("Rothschild"), financial advisors to Elster and discussed the respective parties' views as to Melrose's proposed offer price and the process and timetable that would be involved with the execution of a transaction in the event Melrose and Elster were to in fact pursue a potential transaction. On May 3, 2012, representatives of Hengeler Mueller and Simpson Thacher and Bartlett LLP ("Simpson Thacher"), legal advisors to Melrose, held a conference call with representatives of Allen & Overy LLP ("Allen & Overy"), legal advisor to Elster, to discuss, among other things, the method by which the proposed acquisition would be effected.

        On May 8, 2012, Messrs. Miller, Roper, Peckham and Martin met with Simon Beresford-Wylie, the CEO of Elster, Rainer Beaujean, the CFO of Elster, and Mr. Dyer at Mr. Dyer's offices in London. The purpose of this meeting was to introduce Messrs. Beresford-Wylie and Beaujean to Melrose and to further discuss Melrose's proposed purchase price of $20.00 per ADS, a potential timeline for negotiations, Melrose's business strategy and its impact on Elster, the financing of the proposed offer and Elster's evaluation of Melrose's proposal in the context of the interests of all of Elster's stakeholders. During this meeting, the representatives of Elster indicated that the Elster Administrative Board was seeking an increase to the proposed purchase price before it would be prepared to move forward.

        On May 9, 2012, various calls were held between Messrs. Roper and Dyer concerning a possible increase in Melrose's proposed purchase price. Mr. Roper initially indicated that Melrose would be prepared to increase its proposed purchase price to $20.40 per ADS, contingent upon Elster's agreement to promptly allow Melrose to begin its due diligence review and move forward on an agreed basis to negotiate definitive transaction documents. On the last of these calls, Melrose indicated that its best and final offer was a revised purchase price of $20.50 per ADS, and the parties agreed to proceed on this basis.

        Later on May 9, 2012, Allen & Overy delivered to Simpson Thacher a draft confidentiality agreement. From that date until the confidentiality agreement was executed on May 14, 2012, representatives of each of Melrose and Elster negotiated the terms of the confidentiality agreement. Also on May 14, 2012, following the execution of the confidentiality agreement, representatives of Melrose and representatives of Elster, as well as their respective advisors, held a meeting. The parties at this meeting also discussed other elements of the potential transaction on a preliminary basis, including Melrose's planned financing of the transaction and various definitive transaction agreements that would need to be negotiated.

        During the weeks of May 14 and May 21, 2012, senior representatives of Elster and Melrose discussed on several occasions Melrose's planned loan facility, Melrose's intentions regarding the composition of Elster's Administrative Board following the completion of the proposed offer and Melrose's intentions regarding Elster's employment schemes generally.

        On May 16, 2012, Melrose and various of its legal, financial and accounting advisors attended due diligence meetings with Elster and its respective advisors in Dusseldorf. Also on May 16, 2012, representatives of Elster delivered to representatives of Melrose a draft of the Cost Compensation Agreement. During the period from May 16, 2012 until May 31, 2012, Elster, Melrose and their respective counsel and representatives negotiated the terms of the Cost Compensation Agreement, and on May 31, 2012, Elster and Melrose executed the Cost Compensation Agreement.

        On May 18, 2012, representatives of Melrose delivered to representatives of Elster an initial draft of the Investment Agreement. Mr. Thomas Preute, Managing Director and Chief Legal Officer of Elster, Mr. Joff Crawford, Group General Counsel to Melrose, and representatives of Simpson Thacher, Hengeler Mueller and Allen & Overy discussed certain aspects of the draft Investment Agreement at a meeting in Dusseldorf, on May 23, 2012. The Investment Agreement was executed on June 29, 2012. Discussions and negotiations were ongoing on a regular basis concerning the Investment Agreement in the intervening period.

        On May 23, 2012, an online data room was opened through which Elster made due diligence materials available to Melrose and its representatives and on May 24, 2012, due diligence meetings were held between members of Melrose's senior management team and Elster's divisional business heads. Throughout the rest of May and during the month of June, Melrose and its representatives continued to perform a due diligence investigation of Elster. During this timeframe, Melrose, Elster and their respective representatives held numerous due diligence calls and meetings and Elster added materials to its online data room on an ongoing basis as discussions progressed.

        During May and June 2012, Melrose, Elster and their respective representatives held numerous calls and meetings to discuss the funding arrangements Melrose was putting in place to fund the Offer and related costs and expenses. On June 20, 2012, Simpson Thacher delivered to Allen & Overy a draft of the New Facilities Agreement. During the period from June 20, 2012 to June 28, 2012, Simpson Thacher made available to Allen & Overy further drafts of this document. During this time, Elster provided comments to Melrose and its representatives on the draft New Facilities Agreement. Among other things, the parties held a number of discussions and corresponded frequently surrounding the element of the proposed debt financing that necessitated a refinancing of Elster's existing debt facilities in connection with the completion of the offer and subsequent use of facilities under the New Facilities Agreement.

        On May 25, 2012, representatives of Melrose delivered to representatives of Elster a draft of the Non-Solicitation Agreement (as defined herein). During the period from May 26, 2012 until June 6, 2012, Elster, Melrose and their respective counsel and representatives negotiated the terms of the Non-Solicitation Agreement, and on June 6, 2012 Elster and Melrose executed the Non-Solicitation Agreement.

        On May 26, Mr. Roper spoke to Mr. Strobel and confirmed that Melrose continued to expect to receive a tender agreement and an agreement on exclusivity from Rembrandt. Mr. Roper confirmed that due diligence and the financing process were going well. Mr. Roper further informed Mr. Strobel that Melrose would provide Rembrandt with a draft tender agreement and a draft exclusivity agreement.

        On May 28, 2012, Mr. Dyer and Mr. Beresford-Wylie met with Messrs. Roper and Peckham to discuss, among other things, the status of the transaction and the proposed terms of the Non-Solicitation Agreement.

        On May 28, 2012, Simpson Thacher delivered to Allen & Overy copies of the draft Melrose prospectus and circular. During the period from May 28, 2012 until June 29, 2012, Simpson Thacher made available to Allen & Overy further drafts of these documents as they were submitted to the UKLA. During this time, the Elster Administrative Board provided comments in relation to certain drafts of these documents.

        On May 28, representatives of Melrose delivered to representatives of Rembrandt a draft of the Rembrandt Exclusivity Agreement which included a draft of the tender agreement to be executed by Rembrandt and its affiliates who own Shares. During the period from May 28, 2012 until June 13, 2012, Rembrandt, Melrose and their respective counsel and representatives negotiated the terms of the Rembrandt Exclusivity Agreement, and on June 13, 2012, Melrose executed the Rembrandt Exclusivity Agreement which Rembrandt and Nachtwache countersigned on June 14, 2012.

        On June 6, 2012, representatives of Elster delivered to representatives of Melrose a draft of the Indemnification Agreement (as defined herein). During the period from June 6, 2012 until June 28, 2012, Elster, Melrose and their respective counsel and representatives negotiated the terms of the Indemnification Agreement, and on June 29, 2012, Elster and Melrose executed the Indemnification Agreement.

        On June 12, 2012, the Wall Street Journal published an article speculating that CVC had hired advisors to find a buyer for Elster.

        On June 15, representatives of Melrose delivered to representatives of Elster a draft of the form of tender agreement to be signed by members of Elster's Administrative Board. During the period from June 15, 2012 until June 28, 2012, Elster, Melrose and their respective counsel and representatives negotiated the terms of such tender agreement, and on June 29, 2012, each of the applicable managers executed tender agreements with Bidder.

        On June 17, 2012, press reports were published speculating as to the possible transaction between Melrose and Elster. On June 18, 2012, each of Melrose and Elster issued press releases confirming that the parties were in discussions regarding a possible transaction but that due diligence and negotiations were continuing and no definitive transaction was certain.

        On June 21, Elster's Administrative Board held a meeting in Essen, Germany. During an adjournment of such meeting, Messrs. Dyer, Beresford-Wylie and Preute, held a telephone conference with Messrs. Roper, Peckham, Martin and Crawford, to inform them that the Administrative Board of Elster was prepared to move forward and seek to finalize the definitive transaction documents promptly, provided that certain changes were made to the management tender agreements and subject to the Elster Administrative Board's final resolution on the transaction.

        On June 22, 2012 Melrose sent a letter to Rembrandt and Nachtwache confirming, in accordance with the terms of the Rembrandt Exclusivity Agreement that Melrose was, in principle, still prepared to proceed with the proposed transaction. On the same date a telephone call was held between Melrose, JPMorgan and Rembrandt where certain confirmations in connection with the implementation of the tender offer referred to in the Rembrandt Exclusivity Agreement were given and questions were answered.

        Throughout the period between June 22, 2012 and June 29, 2012, Melrose, Elster and their respective representatives continued to negotiate and seek to finalize all of the transaction documents (see "Section 13—The Transaction Documents"). Also during the timeframe, Melrose completed negotiations of the terms of its fully underwritten Rights Issue and the New Facilities Agreement (see "Section 10—Source and Amount of Funds").

        On June 28, 2012, following the conclusion of a meeting of the Elster Administrative Board, Elster informed Melrose that its Administrative Board had approved the transaction and that it intended, in its Schedule 14D-9 filing with the U.S. Securities and Exchange Commission, to recommend that holders of Elster ADSs and Elster Ordinary Shares tender their Elster ADSs and Elster Ordinary Shares into the Offer.

        Later on June 28, 2012, following the meeting of the Elster Administrative Board, and into the morning of June 29, 2012, the parties finalized the Investment Agreement, the tender agreements and the other ancillary transaction documents, all of which were executed by the applicable parties thereto.

        On June 29, 2012, following execution of the definitive transaction documentation, each of Melrose and Elster issued a press release publicly announcing the transaction.

        On July 9, 2012, Bidder commenced the Offer described in this Offer to Purchase.

        Elster's description of its review process is contained in the Schedule 14D-9.

  12.    Purpose of the Offer; Plans for Elster.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Elster. The Offer is intended to facilitate the acquisition of all of the outstanding Shares. Elster shareholders who tender all of their Shares into the Offer will cease to have any equity interest in Elster.

  Plans for Elster

        Possible Structural Changes.    Following the consummation of the Offer, we are expecting to hold 75% or more of the total share capital of Elster through the ownership of Shares. The following is a brief overview of the most important structural measures we are currently considering:

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  Domination Agreement.  Following the consummation of the Offer, we currently intend to enter into a domination agreement with Bidder as the "controlling company" and Elster as the "controlled company." Entering into a domination agreement requires, among other things, the consent of at least 75% of the represented share capital at a general shareholders' meeting of Elster. Such agreement would become effective upon registration in the commercial register of Elster in Germany. Pursuant to a domination agreement, the controlled company submits itself to the direction of the controlling company. Melrose and/or Bidder would be authorized to issue binding orders to the management board of Elster and would thereby control the management of its business affairs. A domination agreement must provide a recurrent cash payment ("Guaranteed Dividend") as compensation for the minority shareholders. The amount of the Guaranteed Dividend is determined by the parties to the domination agreement and reviewed by a court-appointed expert auditor. The Guaranteed Dividend will be equal to the amount which, on the basis of past profitability and the prospective profits of Elster, could be expected to be distributed to the Elster shareholders in the future as the average profit per share, if the domination agreement had not been entered into. This calculation will be based on a determination of the value of Elster at the time of the general shareholders' meeting of Elster at which the domination agreement is adopted. The Guaranteed Dividend would be payable annually if and to the extent the domination agreement remains effective and minority shareholders then exist. In addition, entering into a domination agreement would oblige Melrose and/or Bidder to offer to acquire all outstanding Ordinary Shares belonging to minority shareholders within a certain period of time in exchange for payment of "fair cash compensation." For the determination of "fair cash compensation," see below.

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  Delisting and Deregistration.  Following the consummation of the Offer we will have the ability to take all necessary steps to voluntarily delist the ADSs from the NYSE. Under existing German law, such application would require the approval of Elster's shareholders by a majority of the votes cast. In the event the ADSs are voluntarily delisted from the NYSE, we would be obliged, under existing German case law, to offer to acquire all outstanding Shares not already owned by us for "fair cash compensation" within a certain time period. For the determination of "fair cash compensation," see below. The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system. To the extent permissible under applicable law, we will also consider terminating registration of the ADSs and Ordinary Shares under the Exchange Act. See "Section 7—Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations" for a further description of the possible delisting and deregistration considerations.

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  Termination of the Deposit Agreement.  Following the consummation of the Offer and the delisting from the NYSE, Elster may, or after we have entered into a domination agreement with Elster and such agreement is registered with the applicable commercial register in Germany we may cause Elster to, terminate the Deposit Agreement. If the Deposit Agreement is terminated, holders of ADSs will only have the right to receive the Ordinary Shares upon surrender of any ADRs representing ADSs and payment of applicable fees to the Depositary. See "Section 7—Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations."

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  Exclusion of Minority Shareholders Upon 95% Ownership.  If, following the consummation of the Offer or at a later date, we own 95% or more of the total share capital of Elster, we currently intend to bring about the adoption of a resolution to approve a Squeeze-Out at the general shareholders' meeting of Elster pursuant to Sections 327a et seq. of the German Stock Corporation Act requiring transfer of the Ordinary Shares held by the minority shareholders of Elster to us in exchange for "fair cash compensation." The Ordinary Shares held by the minority shareholders will be transferred to us (as the majority Elster shareholder) upon registration of such Squeeze-Out in the commercial register of Elster in Germany. The underlying resolution requires approval of a simple majority of the votes cast at a general shareholders' meeting, which would be assured due to our majority ownership at such time.

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  Exclusion of Minority Shareholders Upon 90% Ownership.  If following the consummation of the Offer or at a later date, we own 90% or more of the total share capital of Elster, we may procure the entry into a merger agreement between Elster and Bidder followed by a Merger Squeeze-out resolution of Elster shareholders pursuant to Section 62 para. 5 of the German Transformation Act, to be adopted within a three month period after the entry into the merger agreement between Elster and Bidder. As a consequence of such squeeze-out resolution, the Ordinary Shares held by the minority shareholders will be transferred to us in exchange for "fair cash compensation." The Ordinary Shares held by the minority Elster shareholders will be transferred to us (as the majority Elster shareholder) upon registration of such Merger Squeeze-Out in the commercial registers of Elster and Bidder in Germany. The underlying resolution requires approval of a simple majority of the votes cast at a general shareholders' meeting, which would be assured due to our majority ownership at such time. The merger of Elster into Bidder will become effective immediately after the registrations in the commercial registers of Elster and Bidder.

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  Fair Cash Compensation.  If, pursuant to any of the actions set forth above, "fair cash compensation" must be paid, such "fair cash compensation" will be determined based on the value of Elster as of the date of the resolution of the shareholders of Elster authorizing the action and—except in the case of a delisting—reviewed by an expert auditor appointed by the court. The expert auditor will determine the value per share according to the discounted earnings method based on the IDW S1 valuation standard as amended on April 2, 2008. If the three-month-average price of the Shares for the three month period prior to the shareholders' meeting deciding on the measure, insofar as such price is representative, exceeds the compensation amount determined with the discounted earnings method, then this value is to be paid as a compensation amount. The amount of fair cash compensation could be equal to the Offer Price, but could also be higher or lower. Elster shareholders who plan to convert any such cash compensation received in EUR to USD should also be aware that currency exchange rates in effect at the time of payment of such "fair cash compensation" may be different from the exchange rates in effect as of the date of this Offer to Purchase and/or the time of the consummation of the Offer, the Merger Squeeze-out or the Squeeze-out and may, therefore, positively or negatively affect the value of such "fair cash compensation."

        Elster Administrative Board.    The Elster Administrative Board currently consists of ten members elected by the shareholders of whom the Chief Executive Officer and the Chief Financial Officer are also two of the three managing directors. The remaining eight members of the Elster Administrative Board are non-executive members. Subject to specified conditions and in compliance with their fiduciary duties, nine of the ten members of the Elster Administrative Board have agreed to resign as members of the Elster Administrative Board effective as of the date on which Melrose delivers to the resigning individual written evidence reasonably acceptable to the individual that Melrose and/or the Bidder has deposited with the Tender Agent the aggregate consideration due and payable to the holders of Shares that Melrose and/or the Bidder has accepted for payment during the initial offering period of the Offer, or, if not practicable, on the first trading day of the Federal Republic of Germany immediately after such date. Following such resignations, the remaining member of the Elster Administrative Board will file an application with the competent court for the appointment of four designees of Melrose to the Elster Administrative Board and immediately following their appointment, the remaining member will resign and the Elster Administrative Board may file an application with the competent court for appointment of one further member to be designated by Melrose. Unless otherwise permitted by law or the NYSE (for so long as the ADSs remain listed on the NYSE), three of the five Melrose designees to the Elster Administrative Board will be "independent directors" in accordance with the rules of the NYSE applicable to foreign private issuers.

        Managing Directors.    Subject to applicable law, two of the three current managing directors of Elster will resign as managing directors at the same time they resign from the Elster Administrative Board. The Elster Administrative Board will appoint two new managing directors of Elster and one of the current managing directors of Elster is expected to remain as a managing director.

        Employees.    Melrose, based on available information, has no intention to cause Elster to reduce the current workforce of Elster or its subsidiaries beyond the current plans of the Elster Administrative Board. Melrose intends to maintain the employment conditions and the conditions in organizations of the employee representatives and representation bodies of Elster in the ordinary course of business consistent with past practice and Melrose has no intention to carry out any specific measures to substantially modify any of the foregoing. However, the foregoing shall not preclude the Elster Administrative Board from managing Elster in the best interests of Elster and its stakeholders, including the shareholders, employees and customers, as required by the German Stock Corporation Act.

        Future Business Activity.    Melrose believes there are further business development opportunities for Elster as well as an opportunity to improve efficiency, both of which are expected to improve Elster's financial performance. Melrose believes through its experience it can assist the operational management of Elster to improve its performance. Melrose intends that, following the Acceptance Time, the Elster Administrative Board together with the Elster management team will examine and further develop the existing Elster business plan. Melrose plans to support Elster's management team to grow the Elster business to its fullest potential in accordance with that business plan. Other than those changes already planned by the Elster Administrative Board as of the date of the Investment Agreement and the replacement and refinancing of the Elster's existing credit facilities and Elster's existing senior notes, Melrose and Bidder have agreed that, in their functions as future shareholders of Elster, they will not, for a period of two years after the Acceptance Time, cause Elster to change the location of its corporate seat and head office in Essen; change the corporate seats and locations of Elster and those of its subsidiaries listed as "Significant Subsidiaries" in Elster's Form 20-F filing with the SEC dated March 2, 2012; change the use of the assets and future obligations, sell or otherwise dispose of substantial assets of Elster, including research and development facilities; break-up Elster by selling or otherwise disposing of Elster's core segments of gas, electricity, water and smart grid; or merge or otherwise combine businesses of the Elster with businesses of the Melrose. We do, however, intend to continually evaluate the business, operations, structure and policies of Elster. Although we have no current plans with respect to any of such matters except as disclosed in this Offer to Purchase, nothing in this Offer to Purchase should be construed to limit Melrose and Bidder's right to, and Melrose and Bidder expressly reserve the right to, make any changes they deem appropriate in light of future developments, subject to the terms and conditions of the Investment Agreement. In addition, the foregoing shall not preclude the Elster Administrative Board from managing Elster in the best interests of Elster and its stakeholders, including the shareholders, employees and customers, as required by the German Stock Corporation Act.

        In the event of a delisting of the ADSs from the NYSE, Melrose may consider certain of the headquarter and central service functions of Elster as public company related costs which may be discontinued in total or in part following any such delisting.

        Other.    If we acquire Shares pursuant to the Offer, and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Elster, we reserve the right to acquire additional ADSs or Ordinary Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by us.

        Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Elster or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Elster or any of its subsidiaries, (iii) any change in the Elster Administrative Board or management of Elster, (iv) any material change in Elster's present dividend rate or policy, or indebtedness or capitalization, (v) any other material change in Elster's corporate structure or business, (vi) any class of equity securities of Elster being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Elster becoming eligible for termination of registration pursuant to the Exchange Act.

  13.    The Transaction Documents.

        The Investment Agreement.    The following summary description of the Investment Agreement is qualified in its entirety by reference to the Investment Agreement, a copy of which has been filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in "Section 9—Certain Information Concerning Melrose and Bidder" above. You are encouraged to read the full text of the Investment Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Investment Agreement and is not intended to be, and should not be seen as, disclosures regarding any facts and circumstances relating to Melrose, Bidder or Elster.

  The Offer.

        In the Investment Agreement Melrose has agreed that as promptly as reasonably practicable following the date of the Investment Agreement (and in any case by 5.30 p.m. (New York City time) on July 20, 2012), Bidder will commence the Offer. Subject to the satisfaction or waiver of the conditions set forth in "Section 15—Conditions to the Offer"as of the Expiration Time, Bidder shall, promptly after the Expiration Time, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The initial Expiration Time will be 12:00 midnight, New York City time, on August 8, 2012.

  Terms and Conditions of the Offer.

        The Investment Agreement provides that the terms and conditions of the Offer will be consistent with the terms and conditions set out in the Investment Agreement, unless otherwise approved by Elster. The obligations of Bidder to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in "Section 15—Conditions to the Offer." Pursuant to the Investment Agreement, Bidder may waive any of the Offer conditions in its discretion, provided that Bidder may not waive the HSR Condition or the EU Approval Condition without Elster's prior written consent. In addition, unless otherwise consented to by Elster, Melrose and Bidder will not (i) decrease the Offer Price or change the form of the Offer Price, (ii) impose additional conditions to the Offer, (iii) extend the Expiration Time other than in accordance with the Investment Agreement or (iv) use any "confidential information" as defined in the Non-Disclosure Agreement (as defined herein) except as permitted by the Investment Agreement.

  Extensions of the Offer; Subsequent Offering Period.

        The Investment Agreement provides that if at the initial Expiration Time or at any then-scheduled Expiration Time, any of the conditions of the Offer have not been satisfied or, to the extent permitted, waived, we are required pursuant to the Investment Agreement to extend the Offer for successive periods of not more than 20 business days each (each extension to be 5 business days or a multiple of 5 business days) in order to seek to permit the satisfaction of such condition or conditions or, to the extent permitted, waiver of such condition or conditions. We are also required to extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC thereunder, the interpretation or position of the SEC or the staff thereof or the rules and regulations of the NYSE applicable to the Offer. We are not, however, required to extend the Offer if the Investment Agreement is terminated, including if the Investment Agreement is terminated by either Elster or Melrose because the Acceptance Time has not occurred on or prior to October 25, 2012 (see "—Term and Termination").

        If, following the Acceptance Time, Bidder does not own all of the then-outstanding share capital of Elster, Bidder may elect to provide a subsequent offering period, of not less than three business days, during which time shareholders whose Shares have not been tendered during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price.

  Elster Recommendation; Change in the Elster Recommendation.

        The Investment Agreement provides that the Elster Administrative Board shall include in the Schedule 14D-9 that (i) in its opinion, the Offer is fair to and in the interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) it approves the Offer and (iii) it recommends that Elster shareholders accept the Offer and tender the Shares that they hold into the Offer (the "Elster Recommendation").

        The Elster Recommendation and the filing of the Schedule 14D-9 by Elster is subject to the Offer having commenced on the terms and conditions set out in the Investment Agreement, no Superior Offer (as defined below) having been publicly proposed, there being no change in the Melrose Recommendation (as defined below) and no Intervening Event (as defined below) having occurred that the Elster Administrative Board, acting reasonably and in good faith, determines in reliance on outside legal and/or financial advice would cause the members of the Elster Administrative Board to violate their fiduciary duties under German law by supporting and recommending the Offer. As long as such requirements remain fulfilled, the Elster Administrative Board will not withdraw, qualify or adversely modify the Elster Recommendation (or their intention to make it) and shall not recommend (or agree to recommend) a Competing Elster Proposal (as defined below) (any such action, a "Change in the Elster Recommendation").

        If a third party publicly proposes its intention to launch a competing tender offer for the Shares, the Elster Administrative Board shall not effect a Change in the Elster Recommendation unless the Elster Administrative Board, acting reasonably and in good faith, determines in reliance on outside legal and/or financial advice that such third party tender offer is more favorable to Elster and all its stakeholders, including its shareholders, employees and customers than the Offer, taking into account, without limitation any post-completion consequences and all of the terms and conditions of such third party tender offer including its conditionality, the likelihood of its completion in accordance with its terms and the likely timing of the transaction (any such third party tender offer being a "Superior Offer"). Elster must inform Melrose if it has determined that a third party tender offer is a Superior Offer and the Elster Administrative Board may then support and recommend the Superior Offer and effect a Change in the Elster Recommendation.

        For purposes of the Investment Agreement:

  •
  "Competing Elster Proposal" means any inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, a merger or business combination or other transaction involving any third party (i) in respect of or for all or a significant proportion (being 30% or more when aggregated with shares already held by such third party and any person acting in concert within the meaning of Section 30 of the German Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz—WpÜG) with that third party) of the share capital or voting rights of Elster, or (ii) in respect of assets (including equity securities of any subsidiary of Elster) or businesses that constitute or contribute to 30% or more of the consolidated revenues, net income or total assets of Elster and its subsidiaries (the "Elster Group"), in each case howsoever it is proposed that such transaction be implemented (and whether or not subject to any (pre-) conditions); and

  •
  "Intervening Event" means an event or circumstance relating to Melrose or Elster, as the context requires, occurring or arising after the date of the Investment Agreement, that was not known (or if known, the consequences of which were not known) to the Melrose board or the Administrative Board of Elster (as applicable) as at the date of the Investment Agreement.

  Melrose Recommendation.

        The Investment Agreement provides that the Melrose board shall, subject to the Elster Administration Board not recommending (or agreeing or resolving to recommend) a Competing Elster Proposal and no Intervening Event having occurred, include an unqualified statement in the Melrose circular, which is to be sent to Melrose's shareholders in connection with Melrose's shareholder meeting to be held for purposes of seeking Melrose's shareholders approval of the acquisition of Elster and the creation and authorization of the issuance of Melrose ordinary shares for purposes of the Rights Issue, that the Melrose board believes the Offer is in the best interests of Melrose shareholders as a whole and recommends that Melrose shareholders vote in favor of the resolutions approving the Offer and the related transactions (the "Melrose Recommendation").

  Public Statements.

        Except in circumstances otherwise provided in the Investment Agreement, Elster and Melrose have agreed in the Investment Agreement not to make any public statement which could reasonably be considered to be (i) contrary to the Elster Recommendation or the Melrose Recommendation (as the case may be), the Offer or the Rights Issue or (ii) recommending that its shareholders take or consider taking any action that could prevent, delay or adversely affect the Offer and/or the Rights Issue.

  Non-Solicitation.

        Elster has agreed in the Investment Agreement that neither it nor any member of the Elster Group (nor, so far as it is aware, its directors, employees, advisers or agents) will directly or indirectly solicit, encourage, initiate or otherwise seek to procure any Competing Elster Proposal or proposal or approach in relation thereto or to enter into any communications or discussions with a view to soliciting any Competing Elster Proposal or proposal or approach in relation thereto or permit any third party any access to information regarding the Elster Group in relation to a Competing Elster Proposal.

        However, the foregoing will not prevent Elster from taking any action following receipt of an unsolicited proposal or approach in relation to a Competing Elster Proposal made by a third party without Elster's solicitation to the extent that to do so would, in the opinion of the Elster Administrative Board, acting reasonably and in good faith and in reliance on outside legal and/or financial advice, be required in order for them to comply with their fiduciary duties under German law or providing information duly requested or required by a regulatory authority.

        Subject to any confidentiality obligations Elster may have in relation thereto, if Elster responds to any such unsolicited proposal or approach (including any revised proposal or renewed contact from a third party that has been party to such a proposal or any approach prior to the date of the Investment Agreement), Elster will:

  •
  inform Melrose of such proposal or approach without undue delay;

  •
  notify Melrose within two calendar days whether Elster intends to further pursue such proposal or approach;

  •
  keep Melrose reasonably informed on a weekly basis whether according to Elster's estimation such inquiring party has made such progress that the gap (as regards to the maturity of the process) to Melrose starts significantly closing; and

  •
  provide Melrose with information also provided to such inquiring party if Melrose has not yet received such information.

        Elster has confirmed in the Investment Agreement that as of the date of the Investment Agreement neither Elster nor any member of the Elster Group is under any obligation to enter into or implement a Competing Elster Proposal and that so far as it is aware none of its directors, employees, advisers or agents is in discussions (or has not terminated any discussions) with any third party which could reasonably be expected to result in a Competing Elster Proposal.

  Financing.

        The Investment Agreement contains a summary of the New Facilities Agreement as described in "Section 10—Source of Funds." In addition, the Investment Agreement provides that Elster will be required to accede as a borrower to the New Facilities Agreement as soon as reasonably practical and in any event within 25 business days of the Acceptance Time and that Melrose will ensure that funds up to a maximum of EUR 350 million are made available under the revolving credit facilities on customary certain funds basis to Elster and that EUR 120 million letter of credit facilities by way of ancillary facilities and certain other funds required for the redemption of the Elster senior notes are available to Elster when Elster accedes as a borrower to the New Facilities Agreement.

  Efforts to Close the Transaction.

        Pursuant to the Investment Agreement, Melrose, Bidder and Elster have agreed to cooperate and make the necessary filings required by each party to obtain antitrust and competition clearances of the Offer. The Investment Agreement further provides that if and to the extent the granting of any antitrust or competition clearances is being made conditional upon the acceptance by Melrose or Bidder of any restrictions or conditions, neither Melrose, Bidder, Elster nor any of their respective subsidiaries shall be obliged to fulfil any such restrictions or conditions. However, if and to the extent the granting of any competition clearances or the expiration or termination of any waiting period in Russia and/or the Ukraine required to satisfy the Regulatory Conditions of the Offer is made conditional by competent antitrust authorities upon the acceptance by Melrose of any restrictions or conditions on the activities of any member of the Elster Group in Russia and/or the Ukraine, Melrose, Elster and any of their subsidiaries shall be obliged to fulfil such conditions or restrictions; provided that (A) they shall not be obliged to divest of any of their assets and businesses; (B) any such restrictions or conditions shall be limited solely to the business of the Elster Group in Russia and/or the Ukraine and shall not apply to the business of Melrose or any of its subsidiaries; (C) any such restrictions or conditions shall not impose a material constraint on the business of the Elster Group in Russia and/or the Ukraine nor deprive Melrose of the material benefit of Elster and its subsidiaries business in Russia and/or the Ukraine, the materiality threshold not being met, among other things, by monitoring schemes, reporting, notification, information requirements, imposed by the relevant antitrust authority; and (D) neither Elster nor any member of the Elster Group shall propose, negotiate or agree to any such restrictions or conditions without the express written approval of Melrose.

  Conduct of Business of Elster.

        Elster has agreed in the Investment Agreement that, until the earlier of the resignation of the current members of the Elster Administrative Board and the termination of the Investment Agreement, to the extent legally permissible, Elster will, and will use reasonable best efforts to procure that Elster's subsidiaries will continue to operate their respective businesses in the ordinary and usual course and consistent with past practice in all material respects.

        Elster, Melrose and Bidder have agreed in the Investment Agreement that as long as a domination agreement is not in place the Elster Administrative Board (the majority of which will be made up of Melrose appointees following the Acceptance Time) shall continue independently to conduct the business operations of Elster and Bidder and Melrose will not instruct the Elster Administrative Board to take any actions which would not be in the best interests of Elster and its subsidiaries.

        The Investment Agreement also provides that, in their functions as future shareholders of Elster, other than those changes already planned by the Elster Administrative Board, Melrose and Bidder shall not cause Elster, for a period of two years from the Acceptance Time, to:

  •
  change the location of the corporate seat and head office of Elster in Essen;

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  change the corporate seats or locations of Elster and its significant subsidiaries;

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  change the use of the assets and future obligations;

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  sell or otherwise dispose of substantial assets of Elster and its subsidiaries, including the research and development facilities;

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  break-up Elster and its subsidiaries by selling or otherwise disposing of Elster's core segments (i.e. gas, electricity, water and smart grid); or

  •
  merge or otherwise combine businesses of Elster and its subsidiaries with businesses of Melrose and its subsidiaries.

        However, the foregoing shall not preclude the Elster Administrative Board from managing Elster in the best interests of Elster and its stakeholders, including the shareholders, employees and customers, as required by the German Stock Corporation Act.

  Rule 14d-10(d) Matters.

        Elster has agreed in the Investment Agreement that, prior to the Acceptance Time, Elster (acting through the compensation committee of the Elster Administrative Board and/or the Elster Administrative Board, as required in the individual case) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will, prior to the Acceptance Time, be entered into by Elster or any member of Elster Group with current or future directors, officers or employees of Elster and members of Elster Group (including pursuant to the Investment Agreement and the transactions contemplated thereby) pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbour set forth in Rule 14d-10(d) under the Exchange Act.

  Other Agreements.

        The Investment Agreement contains other agreements between Melrose and Elster, including (i) agreements relating to cooperation between Melrose and Elster to complete the Offer, (ii) agreements relating to Melrose's obligations to notify Elster of specified failures of conditions to the Offer or the triggering of specified termination rights, and to discuss such circumstances with Elster so as to allow Elster an opportunity to remedy the underlying cause of such condition failure or termination right event and (iii) agreements relating to Melrose's conduct of the Rights Issue and the Melrose shareholder meeting to be held for purposes of seeking Melrose's shareholders approval of the acquisition of Elster and the creation and authorization of the issuance of Melrose ordinary shares for purposes of the Rights Issue.

  Elster Administrative Board and Managing Directors.

        Subject to specified conditions and in compliance with their fiduciary duties, nine of the ten members of the Elster Administrative Board have agreed to resign as members of the Elster Administrative Board effective as of the date on which Melrose delivers to such director written evidence reasonably acceptable to the director that Melrose or Bidder has deposited with the Tender Agent the aggregate consideration due and payable to holders of Shares that Melrose or Bidder has accepted for payment during the initial offering period of the Offer or, if not practicable on the first trading day of the Federal Republic of Germany immediately after such date. Following such resignations, the remaining member of the Elster Administrative Board will file an application with the competent court for the appointment of four designees of Melrose to the Elster Administrative Board and immediately following their appointment, the remaining member (who is the Elster Chief Executive Officer) will resign and the Elster Administrative Board may file an application with the competent court for appointment of one further member to be proposed by Melrose. In addition, it has been agreed that, subject to applicable law, two of the three current managing directors of Elster will resign as managing directors at the same time they resign from the Elster Administrative Board. The Elster Administrative Board will appoint two new managing directors of Elster and one of the current managing directors of Elster is expected to remain as a managing director.

  Employee Matters.

        Following a possible delisting of Elster, Melrose may cause Elster to discontinue certain central service functions of the Elster Group, Elster and Melrose agreed that:

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  any employees affected by any discontinuation of central service functions shall be offered an equivalent position in the Elster Group, to the extent such position is available and the employee is suited for the position;

  •
  up to EUR 2,000,000 shall be paid in aggregate to current employees who have an annual gross base salary up to EUR 100,000 per annum (and others as separately agreed between Melrose and Elster) and who become unemployed as a result of the discontinuation of central service functions (but have not accepted an equivalent position within Elster), each being entitled to their annual gross basic salary plus any statutory entitlements until such funds are exhausted; and

  •
  Melrose shall compensate the Elster Group for any such payments made to employees who become unemployed as a result of the discontinuation of central service functions.

        However, the foregoing shall not preclude the Elster Administrative Board from managing Elster in the best interests of Elster and its stakeholders, including the shareholders, employees and customers, as required by the German Stock Corporation Act.

  LTIP.

        The Investment Agreement provides that the Elster Administrative Board and the compensation committee of the Elster Administrative Board have each, to the extent permissible under the LTIP and subject to the Acceptance Time occurring, irrevocably, among other things (i) resolved not to issue any Company ADSs held in treasury to satisfy any awards which would vest under the LTIP as a result of the announcement or the completion of the Offer but to settle any such LTIP awards only in cash; (ii) determined that the earnings per share condition for LTIP awards made on September 30, 2010 has been partially met and that accordingly 25.89% of this half of the 2010 awards shall vest but that the remaining 74.11% of this element of the 2010 awards will lapse in full upon completion of the Offer; (iii) determined that the earnings per share condition for the 2011 LTIP awards and the total shareholder return performance condition for the 2010 and 2011 LTIP awards are deemed to have been satisfied in full such that a cash amount, amounting in aggregate to approximately $5 million, shall be payable, as set out in an agreed form LTIP table; and (iv) confirmed that the ADSs held in treasury will not be issued for any other purpose prior to completion of the Offer.

  Term and Termination.

        Unless the Investment Agreement is validly terminated as follows, the Investment Agreement will have a fixed term until the second anniversary of the Acceptance Time (with certain provisions continuing to be valid longer if no domination agreement is in place between Elster and Melrose on the second anniversary of the Acceptance Time):

  •
  by mutual written consent of Elster and Melrose;

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  by either Elster or Melrose if the Acceptance Time has not occurred on or prior to October 25, 2012;

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  by either Elster or Melrose if any court of competent jurisdiction or other governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment for, Shares pursuant to the Offer, the occurrence or enforcement of which would reasonably be expected to be materially adverse to Melrose and its subsidiaries (in case of a termination by

    Melrose and/or the Bidder) or the Elster Group (in case of a termination by Elster), in each case taken as whole;

  •
  by Elster if:

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  there is a change in the Melrose Recommendation;

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  the Melrose shareholder meeting resolutions to approve the Offer and the Rights Issue are not passed on or prior to August 9, 2012 (or such other date as may be agreed by the parties), subject to a specified cure right;

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  Melrose or Bidder has not submitted all competition filings to the relevant antitrust authorities on or prior to July 31, 2012, subject to a specified cure right; or

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  if Melrose or Bidder becomes insolvent (or suffers an equivalent event);

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  by Melrose if

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  the underwriting agreement dated on or about the date of the Investment Agreement between Melrose, J.P. Morgan Securities Ltd., Investec Bank PLC, Barclays Bank PLC, HSBC Bank PLC and RBC Europe Limited is terminated;

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  Elster breaches its obligations with respect to filing and dissemination of the Elster recommendation statement on Schedule 14D-9 in connection with the Tender Offer (including the Elster Recommendation Statement) or members of Elster's Administrative Board or its managing directors take or fail to take any action that constitutes a breach of this obligation;

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  the Elster Administrative Board withdraws, qualifies or adversely modifies the Elster Recommendation or recommends (or agrees or resolves to recommend) a Competing Elster Proposal;

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  Elster becomes insolvent as defined in the German Insolvency Act;

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  prior to the Acceptance Time, any change or changes shall have occurred in Elster's or its subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects that has had or could reasonably be expected to have a material and adverse effect on Elster or its subsidiaries, taken as a whole, subject to a specified cure right;

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  prior to the Acceptance Time, Elster or any member of the Elster Group fails to operate its respective business in the ordinary and usual course and consistent with past practice and such failure (or combination of such failures) result, or would reasonably be expected to result, in (i) a reduction in Elster's EBITDA of at least EUR 75 million or (ii) a material adverse effect in excess of EUR 125 million on Elster's net assets (each a "Relevant Ordinary Course Breach") and together the "Relevant Ordinary Course Breaches"), subject to a specified cure right;

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  Elster or any of its significant subsidiaries takes any of the following actions until the Acceptance Time (each a "Relevant Action" and together the "Relevant Actions"), subject to a specified cure right:

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  any acquisition or disposal or grant of any right or option in respect of any assets, in each case (i) not being in the ordinary and usual course of trading on arm's length terms and (ii) not being an immaterial merger/acquisition transaction having a value not exceeding EUR 5 million in the aggregate;

  •
  discontinuing or ceasing to operate all or any material part of its business;

      •
      any proposal or recommendation to Elster's shareholders to declare, authorize, make or pay a dividend (in cash or in specie) or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital (other than lawfully made by a member of the Elster Group to another member of the Elster Group, as the case may be);

      •
      other than pursuant to the exercise of options and/or satisfaction of awards under established employee schemes or plans, any creation, allotment or issue of, or any grant of any option over or other right to subscribe for or otherwise acquire, any share or securities of Elster, or securities convertible or exchangeable into any of the foregoing, or any alteration or amendment to the terms or rules of any share scheme or plan;

      •
      any acquisition, reduction, redemption or purchase by a member of the Elster Group of Elster Shares other than in the ordinary and usual course of business in connection with the LTIP in accordance with the existing share buy-back program carried out under the stock purchase plan engagement agreement dated March 6, 2012 between Elster and Merrill Lynch, Pierce, Fenner & Smith Incorporated;

      •
      any proposal or recommendation to Elster's shareholders to alter any of the provisions of the Elster Articles of Association or relevant incorporation documents or adopting or passing or proposal of further regulations or resolutions inconsistent therewith;

      •
      any amendments to the terms and conditions of employment (including remuneration and benefits) of any member of the Elster Administrative Board or the managing directors of Elster (other than as otherwise agreed in the Investment Agreement);

      •
      any payments of any kind not provided for in the respective employment or service agreements or any applicable incentive program (including the LTIP), in each case as in effect as of the date of the Investment Agreement, to any member of the Elster Administrative Board or the managing directors of Elster, except for payments under policies that are not exclusively designed for members of the Elster Administrative Board or Elster's managing directors;

      •
      any payments of any kind exceeding an aggregate amount of EUR 2 million not provided for in the respective employment or service agreements or any applicable incentive program (including the LTIP), in each case as in effect as of the date of the Investment Agreement, to the employees of any member of the Elster Group other than in the ordinary and usual course of business;

      •
      any proposal or recommendation to Elster shareholders to appoint new members of the Elster Administrative Board (other than as otherwise agreed in the Investment Agreement);

      •
      any appointment of new managing directors of Elster (other than as otherwise agreed in the Investment Agreement);

      •
      any amendment to the Deposit Agreement that by its terms would require notice to the holders of outstanding receipts prior to taking effect except if and to the extent required to implement the Offer in the accordance with the Investment Agreement; and

      •
      entry into of any agreement or the assumption of any obligation (in each case, whether conditional or otherwise) to do any of the foregoing.

        The Investment Agreement provides that Melrose shall not be entitled to exercise its termination right with respect to a Relevant Action, if

  •
  the Relevant Action is required in relation to the implementation of the restructuring and reinvestment program previously authorized by the Elster Administrative Board (including any extension or acceleration thereof);

  •
  the Relevant Action is required to respond to information requests from certain Elster employees;

  •
  the Relevant Action has been approved by the Elster Administrative Board and disclosed to Melrose prior to the date of the Investment Agreement;

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  the Relevant Action is required for the completion or performance of any obligations undertaken pursuant to any contract entered into prior to the date of the Investment Agreement without having been approved by the Elster Administrative Board;

  •
  the Relevant Action is required to be done by the Investment Agreement or in order to implement the Offer in accordance with the terms of the Investment Agreement;

  •
  Melrose has either given its prior written consent to the Relevant Action or has unreasonably withheld or delayed such consent or Elster has taken the Relevant Action at the written request of Melrose;

  •
  the Relevant Action is required by a court order or applicable laws (other than compliance of the Elster Administrative Board with its fiduciary duties under German law); or

  •
  the Relevant Action relating to any acquisition or disposal or grant of any right or option in respect of any assets or discontinuing or ceasing to operate all or any material part of Elster's business is not likely to be, or reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Elster Group, taken as a whole, provided, however, in case the Elster Administrative Board is aware of such Relevant Action in advance, this exception shall not apply.

  Effect of Termination.

        If the Investment Agreement is terminated, all further obligations of Elster, Bidder and Melrose under the Investment Agreement will terminate; provided, however, that if the Investment Agreement is terminated by a party because of a breach of the Investment Agreement by the other party or because one or more of the conditions to the terminating party's obligations under the Investment Agreement have not been satisfied as a result of the other party's failure to comply with its obligations under the Investment Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

  Governing Law.

        The Investment Agreement is governed by and construed in accordance with German law, except the interpretation of "material and adverse effect" (for purposes of one of the Offer conditions) will be interpreted in accordance with the decisional law of the Court of Chancery in the State of Delaware.

  Other Agreements

        Tender Agreements.    (i) Elster's principal shareholder, Rembrandt, which currently owns in the aggregate 17,412,069 Ordinary Shares, and its wholly owned subsidiary Nachtwache, which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012) have entered into a tender agreement effective June 29, 2012 with Melrose and (ii) two members of the Elster Administrative Board and a managing director of Elster, who collectively currently own 2,275,484 ADSs (which represents approximately 2.02% of the total share capital of Elster as of June 29, 2012), also have entered into tender agreements, each of which is dated June 29, 2012, with Melrose (each such agreement, a "Tender Agreement").

        Shareholders party to the tender agreements have agreed, subject to the terms and conditions contained therein, to (i) tender all Shares owned by them into the Offer, including any Shares they may acquire after the date of the applicable tender agreement and (ii) comply with restrictions on the disposition of Shares. The Tender Agreements entered into by the two members of the Elster Administrative Board and a managing director of Elster provide for a withdrawal right if a superior offer is publicly proposed. Pursuant to their terms, the Tender Agreements may be terminated if Melrose (or a subsidiary of Melrose) has not accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer by 5:30 p.m. (or 5:00 p.m. in the case of a Tender Agreement with Rembrandt) New York City time on August 31, 2012 (the "Outside Date"), provided, however, that (A) such right to terminate the applicable Tender Agreement will not be available to any holder whose breach of any provision of the applicable Tender Agreement causes the failure of the Offer to be consummated by the applicable time and (B) if on the Outside Date, any of the Regulatory Conditions have not been fulfilled, then the Outside Date will, without any action on the part of the parties thereto, be extended to October 31, 2012, and such date will become the Outside Date for purposes of the applicable Tender Agreement.

        The foregoing description of the Tender Agreements does not purport to be complete and is qualified in its entirety by reference to the Tender Agreements, copies of which have been included as exhibits to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Non-Disclosure Agreement.    Elster and Melrose entered into a non-disclosure agreement dated as of May 14, 2012 (the "Non-Disclosure Agreement"). The Non-Disclosure Agreement provides, among other things, that, subject to the exceptions and qualifications specified therein (i) Elster or its representatives may furnish to Melrose or its representatives certain confidential information and Melrose or its representatives will keep all such information confidential and will not disclose or use such information, (ii) Elster will also keep confidential and not disclose any confidential information relating to Melrose received by Elster in connection with the transaction, (iii) Melrose will not until two years following the date of the Non-Disclosure Agreement, solicit for employment any director, officer, executive vice president, senior vice president or vice president of Elster or other specified employees of its affiliates and (iv) for a period of eighteen months commencing on the date of the Non-Disclosure Agreement, Melrose and its affiliates will abide by certain standstill restrictions and obligations involving Elster's securities.

        The foregoing description of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the Non-Disclosure Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Cost Compensation Agreement.    Elster and Melrose are parties to a cost compensation agreement (the "Cost Compensation Agreement") dated May 31, 2012, whereby Melrose agreed to reimburse Elster (i) a lump sum amount of €55,000 for internal costs and (ii) up to €145,000 for reasonable external costs and expenses (in particular costs of professional advisors) incurred by Elster in connection with the due diligence process in relation to the Offer and providing assistance to Melrose with its preparation of the prospectus and shareholder circular purposes of the Rights Issue.

        The foregoing description of the Cost Compensation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cost Compensation Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Indemnity Agreement.    Elster and Melrose are parties to an indemnity agreement (the "Indemnity Agreement"), dated June 29, 2012, pursuant to which Melrose agreed to indemnify and hold harmless, subject to certain exceptions, Elster and any of its directors, officers and employees from any and all damages and reasonable expenses arising from third party claims in relation to: (i) confidential information disclosed by Elster to Melrose; and (ii) any other assistance provided by Elster to Melrose, in each case in connection with the Rights Issue and the Offer. The liability of Melrose under the Indemnity Agreement will be reduced in connection with third party claims by any amounts received by Elster or its directors, officers or employees under any applicable insurance policies and, in any event, the aggregate liability of Melrose under the Indemnity Agreement is limited to £24 million less any liability under the Cost Compensation Agreement.

        The foregoing description of the Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnity Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Elster Non-Solicitation Agreement.    Elster and Melrose are parties to a non-solicitation agreement (the "Elster Non-Solicitation Agreement") dated June 6, 2012, whereby Elster agreed, subject to specified exceptions therein, not to solicit or invite the submission of any proposal, indication of interest or offer in relation to the acquisition of all or a substantial part of Elster and its business from the date of the Elster Non-Solicitation Agreement until the earlier of July 13, 2012, the date on which either party notifies the other that is no longer interested in pursuing a potential transaction, the date on which the Investment Agreement is executed or the date on which it is finally determined that the proposed transaction is withdrawn, lapses, terminates or otherwise fails to complete.

        The foregoing description of the Elster Non-Solicitation Agreement does not purport to be complete and is qualified in its entirety by reference to the Elster Non-Solicitation Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Rembrandt Exclusivity Agreement.    Rembrandt, which currently owns in the aggregate 17,412,069 Ordinary Shares and its wholly owned subsidiary Nachtwache, which currently owns in the aggregate 531,025 ADSs (collectively representing approximately 62.17% of the total share capital of Elster as of June 29, 2012) have entered into an agreement, dated June 14, 2012 (the "Rembrandt Exclusivity Agreement") with Melrose pursuant to which Rembrandt and Nachwache have agreed, among other things, that until July 6, 2012 (which is extended for the term of, and pursuant to, the Rembrandt Tender Agreement) they will not, directly or indirectly, except as otherwise provided in the Rembrandt Exclusivity Agreement, (i) support a sale of the whole or a material portion of Elster's assets or increase in Elster's share capital or the issuance by Elster of additional Shares to third parties, (ii) solicit, encourage, initiate, facilitate, enter into or be involved in any discussion or negotiation with any person in connection with any Competing Elster Transaction (as defined below) or otherwise seek to procure any Competing Elster Transaction, (iii) enter into an agreement or arrangement with any person in connection with a Competing Elster Transaction or (iv) make available to any person any non-publicly available information relating to or in connection with a Competing Elster Transaction. For purposes of the foregoing, the term "Competing Elster Transaction" means any inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, a sale, transfer, assignment, pledge, mortgage, hypothecation, grant of options over, or other disposition of the Ordinary Shares or ADSs or any of them held directly or indirectly by Rembrandt or Nachtwache or any other transaction in relation to any such Ordinary Shares or ADSs involving any third party. In addition, in the Rembrandt Exclusivity Agreement, Rembrandt and Nachtwache agreed to (a) subject to the satisfactions of pre-conditions, execute and deliver a Tender Agreement (as described above) immediately prior to Melrose's public announcement of its intention to commence the Offer, and (b) pay Melrose a capped cost compensation of up to £50 million in the event that (1) Melrose commences the Offer for all outstanding Shares at a price not less than the Offer Price, (2) before the Expiration Time (as may be extended pursuant to the terms of this Offer to Purchase), a Competing Elster Transaction is announced, (3) the Offer expires or is terminated without Melrose having accepted for payment validly tendered and not properly withdrawn Shares; and (4) the public tender offer in respect of the Competing Elster Transaction or any subsequent public tender offer in respect of a Competing Elster Transaction announced before the expiration or termination of a previously announced Competing Elster Transaction (and within 12 months of the commencement of the Offer) is then accepted by Rembrandt and Nachtwache.

        The foregoing description of the Rembrandt Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Rembrandt Exclusivity Agreement, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

        Elster Administrative Board Resignations.    In connection with the resignations of members of the Elster Administrative Board as described under "—The Investment Agreement—Elster Administrative Board and Managing Directors", each of the members of the Elster Administrative Board have signed a letter agreement with Melrose which provides that upon (a) the Offer not having expired or been terminated without Melrose and/or Bidder having accepted for payment validly tendered and not properly withdrawn Shares representing at least a majority stake in Elster; and (b) each relevant Elster Group company agreeing, if required, to a shortening of any applicable notice period, each such director will, as far as legally permissible and in compliance with such director's fiduciary duties, in particular the duty of care and loyalty under Section 93 German Stock Corporation Act, resign as a director of Elster and of any other member of the Elster group with effect from the date on which Melrose delivers to such director written evidence reasonably acceptable to the director that Melrose or Bidder has deposited with the Tender Agent the aggregate consideration due and payable to the holders of Shares that Melrose or Bidder has accepted for payment during the initial offering period of the Offer or, if not practicable, on the first trading day of the Federal Republic of Germany immediately after such date (provided that the Elster Chief Executive Officer's resignation letter provides that the resignation will be effective following the appointment of the new members of the Elster Administrative Board).

        The foregoing description of the resignation letters of the members of the Elster Administrative Board does not purport to be complete and is qualified in its entirety by reference to the form of director resignation letter, a copy of which has been included as an exhibit to the Schedule TO, which you may examine as set forth in "Section 9—Certain Information Concerning Melrose and Bidder."

  14.    Dividends and Distributions.

        Pursuant to the Investment Agreement, Melrose may terminate the Investment Agreement if, prior to the Acceptance Time, Elster makes any proposal or recommendation to its shareholders to declare, authorize, make, or pay a dividend (in cash or specie) or other distribution of a similar nature or taxed in the same way as a dividend, in each case without our prior written consent (subject to certain exceptions and the opportunity to cure).

  15.    Conditions to the Offer.

        Notwithstanding any other provision of the Offer, Bidder is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Bidder's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), required to pay for any tendered Shares if at any then-scheduled Expiration Time:

            (i)  there shall not have been validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Time that number of Shares that represents at least 75% of the total share capital of Elster as of the Expiration Time (such condition, the "Minimum Condition");

           (ii)  (a) The waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), shall not have expired or been earlier terminated (such condition, the "HSR Condition");

            (b)(1) approval from the European Commission shall have been denied, or not have been received and not have been deemed granted under Article 10(6) of Council Regulation (EC) No 139/2004 of the European Union (the "EUMR"), or (2)(A) if the European Commission has adopted a decision under Article 9 of the EUMR to refer the Offer in whole or in part to any competent authority of any Member State of the European Union or of the European Economic Area, all such competent authorities in each Member State of the European Union or of the European Economic Area to which the whole or part of the Offer has been referred shall not have approved the Offer, or applicable waiting periods in respect of the Offer shall not have expired or been earlier terminated, and (B) if only a part of the transactions contemplated by the Offer has been referred to a Member State of the European Union or of the European Economic Area, the European Commission shall not have approved that part of the Offer not so referred to a competent authority under Article 6(1)(b), 6(2), 8(1) or 8(2) of the EUMR, or shall not be deemed to have approved the Offer under Article 10(6) of the EUMR (such condition, the "EU Approval Condition"); and

            (c)   approval of the transactions contemplated by the Offer from the competition authorities in Russia and Ukraine shall have (i) been denied, (ii) not been received, or (iii) not been deemed granted (such condition(s), together with the HSR Condition and the EU Approval Condition, the "Regulatory Conditions");

          (iii)  any judgment, order, decree or law (in the United States, the United Kingdom or in the Federal Republic of Germany) shall have been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect enjoining or otherwise preventing or materially delaying the making of the Offer, the acceptance for payment of any ADSs or Ordinary Shares, Melrose's or Bidder's full rights of ownership and voting of the ADSs and Ordinary Shares or Melrose's or Bidder's ownership or operation of Elster;

          (iv)  any change or changes shall have occurred in Elster's or its subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects that has had or could reasonably be expected to have a material and adverse effect on Elster or its subsidiaries, taken as a whole;

           (v)  Melrose's shareholders shall not have approved (a) the acquisition of Elster by Melrose for purposes of the United Kingdom stock exchange listing rules and (b) the creation and authorization of the issuance of ordinary shares of Melrose for purposes of the Rights Issue, at a Melrose shareholder meeting to be called for such purposes (such conditions, collectively, the "Melrose Shareholder Approval Condition");

          (vi)  the Rights Admission shall not have occurred (such condition, the "Rights Issue Listing Condition");

         (vii)  the Investment Agreement shall have been terminated in accordance with its terms;

        (viii)  a Relevant Ordinary Course Breach or a Relevant Action (which is not otherwise subject to an exception as described in "Section 13—The Transaction Documents—The Investment Agreement—Term and Termination.") has occurred and has not been cured; or

          (ix)  Elster shall have failed to perform all obligations required to be performed by it with respect to the compensation matters described under "Section 13—The Transaction Documents—The Investment Agreement—Rule 14d-10(d) Matters."

        The foregoing conditions are for the sole benefit of Melrose and Bidder and may be asserted by Melrose or Bidder regardless of the circumstances giving rise to any such conditions and may be waived by Melrose and/or Bidder in whole or in part at any time and from time to time in its sole discretion (except that, (x) pursuant to the Investment Agreement, the HSR Condition and the EU Approval Condition cannot be waived without Elster's prior written consent, and, (y) furthermore, Melrose will not waive in whole or in part the Melrose Shareholder Approval Condition, the Rights Issue Listing Condition and the condition relating to the termination of the Investment Agreement), subject to the terms of the Investment Agreement and applicable law. Unless otherwise determined by Melrose, any ADSs or Ordinary Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the ADSs (including ADRs, if applicable) or Ordinary Shares (including Certificates, if applicable) underlying such notices of guaranteed delivery are properly delivered to the Tender Agent as described in this Offer to Purchase. Any reference in the conditions to the Offer being satisfied will be deemed to be satisfied if such condition is waived. The failure by Melrose or Bidder at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

  16.    Certain Legal Matters; Regulatory Approvals.

        General.    We are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Elster with the SEC and other publicly available information concerning Elster, we are not aware of any governmental license or regulatory permit that appears to be material to Elster's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Elster's business. Pursuant to the Investment Agreement, Melrose, Bidder and Elster have agreed to cooperate and make the necessary filings required by each party to obtain competition clearances of the Offer. The withdrawal of any such filing (other than with the Russian Federal Antimonopoly Service and the Ukrainian Anti-Monopoly Committee, provided that Bidder has waived the related condition prior to any such withdrawal) by Melrose or Elster is subject to the prior written consent of the other party. The Investment Agreement further provides that if and to the extent the granting of any antitrust or competition clearances is being made conditional upon the acceptance by Melrose or Bidder of any restrictions or conditions, neither Melrose, Bidder, Elster nor any of their respective subsidiaries shall be obliged to fulfil any such restrictions or conditions. However, if and to the extent the granting of any competition clearances or the expiration or termination of any waiting period in Russia and/or Ukraine required to satisfy the Offer conditions is made conditional by competent antitrust authorities upon the acceptance by Melrose of any restrictions or conditions on the activities of Elster in Russia and/or the Ukraine, Melrose, Elster and any of their subsidiaries shall be obliged to fulfil such conditions or restrictions; provided that (A) they shall not be obliged to divest of any of their assets and businesses; (B) any such restrictions or conditions shall be limited solely to the business of Elster in Russia and/or the Ukraine and shall not apply to the business of Melrose or any of its subsidiaries; (C) any such restrictions or conditions shall not impose a material constraint on the business of Elster and its subsidiaries in Russia and/or the Ukraine nor deprive Melrose of the material benefit of Elster and its subsidiaries business in Russia and/or the Ukraine, the materiality threshold not being met, inter alia, by monitoring schemes, reporting, notification, information requirements, imposed by the relevant antitrust authority; and (D) neither Elster nor any subsidiary of Elster shall propose, negotiate or agree to any such restrictions or conditions without the express written approval of Melrose.

        Takeover Laws.    We are not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the Offer. We reserve the right to challenge the validity or applicability of any law allegedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that any takeover statute is found applicable to the Offer, we might be unable to accept for payment or pay for shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any ADSs or Ordinary Shares tendered.

        U.S. Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 calendar days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if Elster agrees to allow Melrose to voluntarily withdraw and re-file to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary materials (a "Second Request") prior to that time. The purchase of Shares pursuant to the Offer is subject to such requirements.

        If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period would be extended until 10 calendar days following the date of substantial compliance by Melrose with that request, unless the FTC or the Antitrust Division terminates the additional waiting period earlier. In practice, complying with a Second Request can take a significant period of time.

        The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Bidder pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Elster or Melrose. Private parties (including individual States of the United States) may also bring legal actions to challenge transactions under the antitrust laws of the United States. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

        Melrose filed on July 2, 2012 and Rembrandt filed on July 3, 2012 a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. Unless a Second Request is issued, Elster agrees to allow Melrose to withdraw its HSR filing, or early termination is granted, the initial HSR Act waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on July 17, 2012.

        European Union Competition Authority.    Under Article 7 of Council Regulation EC No. 139/2004 (the "EU Merger Regulation"), certain transactions may not be consummated unless the respective transaction has been notified to the European Commission and the European Commission has declared the notified transaction compatible with the common market or is deemed to have declared such transaction compatible due to the expiry of certain waiting periods without notice from the European Commission. Under the provisions of the EU Merger Regulation, the initial (Phase I) review period is 25 working days. If the European Commission has serious doubts whether a notified transaction is compatible with the common market, it may initiate Phase II proceedings, which last an additional 90 to 125 working days. The European Commission could prohibit the Offer by declaring that the concentration is incompatible with the common market or the European Commission could require, as a condition to clearance, a remedy such as the divestiture of substantial assets of Melrose or its subsidiaries, or of Elster or its subsidiaries or certain behavioral remedies such as entering into supply agreements. Although the parties believe that consummation of the Offer is not incompatible with the common market, there can be no assurance that a challenge to the Offer will not be made by the European Commission or, if a challenge is made, what the result will be.

        The European Commission filing was made on July 6, 2012.

        Russian Competition Laws.    The Russian competition filing was made on July 3, 2012. Under the Russian competition law, the Phase I review period takes up to 30 calendar days, and the Russian competition authority must issue a clearance decision or the review period must have expired without notice from the Russian competition authority before the parties are permitted to close the Offer under Russian law. The Russian competition authority may halt the review time in case it has any additional questions. If the Russian competition authority has serious doubts as to whether the transaction is compatible with the Russian market, it may open Phase II proceedings, which last an additional 2 months.

        Ukrainian Competition Laws.    The Ukrainian competition filing was made on July 4, 2012. Under the provisions of the Ukrainian competition law, the Ukrainian competition authority has an initial 15 days to approve the completeness of the merger filing; upon such approval, the Phase I review clearance takes 30 days. If the Ukrainian competition authority has serious doubts whether the transaction is compatible with the Ukrainian market, it may open Phase II proceedings, which last an additional 3 months from the date when the competition authority receives all additionally requested information.

        Other Approvals.    Due to the size of the Offer, the acquisition by Melrose and Bidder of the Shares in the Offer constitutes a class 1 transaction under the listing rules made by the United Kingdom Financial Services Authority and therefore requires approval by a majority of the Melrose shareholders.

  17.    Fees and Expenses.

        We have retained the Tender Agent and the Information Agent in connection with the Offer. Each of the Tender Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        As part of the services included in such retention, the Information Agent may contact Elster shareholders by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

  18.    Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) Elster shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to Elster shareholders in such jurisdiction in compliance with applicable laws.

        No person has been authorized to give any information or to make any representation on behalf of Melrose or Bidder not contained in this Offer to Purchase, the ADS Letter of Transmittal or in the Ordinary Share Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and we may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Elster pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Elster Administrative Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Elster may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC's website at www.sec.gov in the manner described in "Section 8—Certain Information Concerning Elster—Available Information" and "Section 9—Certain Information Concerning Melrose and Bidder—Available Information" and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

July 9, 2012

Schedule I

DIRECTORS OF MELROSE

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director of Melrose are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Melrose. The business address of each director is Leconfield House, Curzon Street, London W1J 5JA, United Kingdom. Unless otherwise indicated, the titles referenced below refer to titles with Melrose.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Christopher Miller	60	U.K.	Mr. Miller qualified as a chartered accountant with Coopers & Lybrand, following which he was an Associate Director of Hanson plc. In September 1988 he joined the board of Wassall PLC as its Chief Executive. Between October 2000 and May 2003 he was involved in private investment activities. Mr Miller was appointed as an executive Director of Melrose on 29 May 2003. He is currently non-executive Director of TMO Renewables Limited.
David Roper	61	U.K.

Mr. Roper qualified as a chartered accountant with Peat Marwick Mitchell, following which he worked in the corporate finance divisions of S.G. Warburg & Co. Limited, BZW and Dillon Read. In September 1988 he was appointed to the board of Wassall PLC and became its Deputy Chief Executive in 1993. Between October 2000 and May 2003 he was involved in private investment activities and served as a non-executive Director on the boards of two companies. Mr Roper was appointed as an executive Director of Melrose on 29 May 2003.

Simon Peckham	49	U.K.

Mr. Peckham qualified as a solicitor in 1986. In 1990 he joined Wassall PLC and became an executive Director of Wassall PLC in 1999. From October 2000 until May 2003 he worked for the equity finance division of The Royal Bank of Scotland and was involved in several high profile transactions. Mr Peckham was appointed as an executive Director of Melrose on 29 May 2003.

Geoffrey Martin	44	U.K.

Mr. Martin qualified as a chartered accountant with Coopers & Lybrand, where he worked within the corporate finance and audit departments. In 1996 he joined Royal Doulton PLC and was Group Finance Director from October 2000 until June 2005. During this time, he was involved in projects including raising public equity, debt refinancings and the restructuring and outsourcing of the manufacturing and supply chain. Mr Martin was appointed as an executive Director of Melrose on 7 July 2005.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Miles Templeman	64	U.K.

Mr. Templeman has been a director of several consumer goods and retailing companies. He was Managing Director of Threshers Off-Licences between 1985 and 1988 and Managing Director of Whitbread Beer Company between 1990 and 2001. Mr Templeman was Chief Executive Officer of HP Bulmer Holdings PLC from January 2003 to July 2003 and non-executive Chairman of restaurant chain YO! Sushi between 2003 and 2008. He has also held a number of other non-executive directorships and was appointed as a non-executive Director of Melrose on 8 October 2003. Between October 2004 and October 2011 Mr Templeman also occupied the position of Director General of the Institute of Directors. He is currently non-executive Chairman of Shepherd Neame, the Kentish family brewer.

Perry Crosthwaite	63	U.K.

Mr. Crossthwaite has over 30 years' experience as a Director in the City of London. He was a founding Director of Henderson Crosthwaite Institutional Brokers Limited, serving on the board until its acquisition by Investec Bank in 1998. He became a Director of Investec Bank (UK) Limited and Chairman of the Investment Banking division until his retirement in 2004. Mr Crosthwaite was appointed as a non-executive Director of Melrose on 26 July 2005. He is currently Chairman of Jupiter Green Investment Trust Plc and a non-executive Director of ToLuna Plc, Investec Limited and Investec Plc.

John Grant	66	U.K.

Mr. Grant spent his executive career in a variety of senior international roles within the automotive industry and other engineering businesses. He was Chief Executive of Ascot Plc between 1997 and 2000. Prior to that, Mr Grant was Group Finance Director of Lucas Industries Plc (subsequently LucasVarity Plc) between 1992 and 1996. He previously held several senior strategy and finance positions with Ford Motor Company in Europe and the USA. Mr Grant was appointed as a non-executive Director of Melrose on 1 August 2006. He is currently non-executive Director of MHP S.A., Pace Plc and Wolfson Microelectronics Plc.

Schedule I-2

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Justin Dowley	57	U.K.

Mr. Dowley has extensive experience within the banking, investment and asset management sector and was latterly Vice Chairman of EMEA Investment Banking, a division of Nomura International plc; he was also a founder partner of Tricorn Partners, Head of Investment Banking at Merrill Lynch Europe and a Director at Morgan Grenfell. Mr Dowley was appointed as a non-executive Director at Melrose on 1 September 2011. He is also currently Chairman of Intermediate Capital Group plc, a specialist investment and asset management company and is also a director of a number of private companies including Ascot Authority (Holdings) Limited.

Schedule I-3

Schedule II

DIRECTORS OF BIDDER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director of Bidder are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Bidder or Melrose. The business address of each director is Leconfield House, Curzon Street, London W1J 5JA, United Kingdom. Unless otherwise indicated, the titles referenced below refer to titles with Melrose.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Christopher Miller	60	U.K.	Mr. Miller qualified as a chartered accountant with Coopers & Lybrand, following which he was an Associate Director of Hanson plc. In September 1988 he joined the board of Wassall PLC as its Chief Executive. Between October 2000 and May 2003 he was involved in private investment activities. Mr Miller was appointed as an executive Director of Melrose on 29 May 2003. He is currently non-executive Director of TMO Renewables Limited.
David Roper	61	U.K.	Mr. Roper qualified as a chartered accountant with Peat Marwick Mitchell, following which he worked in the corporate finance divisions of S.G. Warburg & Co. Limited, BZW and Dillon Read. In September 1988 he was appointed to the board of Wassall PLC and became its Deputy Chief Executive in 1993. Between October 2000 and May 2003 he was involved in private investment activities and served as a non-executive Director on the boards of two companies. Mr Roper was appointed as an executive Director of Melrose on 29 May 2003.
Simon Peckham	49	U.K.	Mr. Peckham qualified as a solicitor in 1986. In 1990 he joined Wassall PLC and became an executive Director of Wassall PLC in 1999. From October 2000 until May 2003 he worked for the equity finance division of The Royal Bank of Scotland and was involved in several high profile transactions. Mr Peckham was appointed as an executive Director of Melrose on 29 May 2003.
Geoffrey Martin	44	U.K.	Mr. Martin qualified as a chartered accountant with Coopers & Lybrand, where he worked within the corporate finance and audit departments. In 1996 he joined Royal Doulton PLC and was Group Finance Director from October 2000 until June 2005. During this time, he was involved in projects including raising public equity, debt refinancings and the restructuring and outsourcing of the manufacturing and supply chain. Mr Martin was appointed as an executive Director of Melrose on 7 July 2005.
Garry Barnes	41	U.K.	Mr. Barnes joined Arthur Anderson in 1992 where he qualified as a chartered accountant and chartered tax adviser. Mr. Barnes was appointed as Company Secretary and Group Treasurer for Melrose in February 2006.

Schedule II-1

        The ADS Letter of Transmittal and ADRs or the Ordinary Share Letter of Transmittal and Certificates and any other required documents should be sent to the Tender Agent at one of the addresses set forth below:

The Tender Agent for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission:
(718) 234-5001

Confirm Facsimile Transmission:
877-248-6417

        If you have questions or need additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and/or the Notice of Guaranteed Delivery, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 269-6427